Exhibit 10.7

COMMENCEMENT DATE AGREEMENT

THIS COMMENCEMENT DATE AGREEMENT, made as of the 2nd day of December 2024, between LIVINGSTON CIRCLE ASSOCIATES, LIMITED PARTNERSHIP, having a principal place of business at c/o Eastman Management Corporation, 651 Old Mount Pleasant Ave., Suite 110, Livingston, NJ 07039 hereinafter referred to as “Landlord”; and COREWEAVE, INC., having an office and principal place of business at 290 W. Mt. Pleasant Avenue, Suite 4100, Livingston, New Jersey 07039, hereinafter referred to as “Tenant”.

W I T N E S S E T H:

WHEREAS, Landlord is the owner of the building located at 290 W. Mt. Pleasant Avenue, Livingston, New Jersey 07039, New Jersey (the “Building”); and

WHEREAS, by that certain lease dated March 29, 2024 (the “Lease”), Landlord leased a portion of the Building (the “Premises”) to Tenant; and

WHEREAS, Tenant is in possession of the Premises and the Term of the Lease has commenced; and

WHEREAS, Landlord and Tenant agreed to enter into an agreement setting forth certain information with respect to the Premises and the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. The Commencement Date occurred on December 2, 2024.

2. The Term of the Lease shall expire on October 31 2035 (the “Expiration Date”) unless Tenant exercises its option to extend the Term of the Lease or unless the Lease terminates earlier as provided in the Lease.

3. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Commencement Date Agreement to be executed the date and year first above written.

Landlord: LIVINGSTON CIRCLE ASSOCIATES LIMITED PARTNERSHIP By: LCA Holdings, LLC, General Partner		Tenant: COREWEAVE, INC.

By:	/s/ Peter Schofel	By:	/s/ Brian Venturo
Peter Schofel, VP		Name: Brian Venturo
Title: CSO

LEASE AGREEMENT

Between

LIVINGSTON CIRCLE ASSOCIATES, LIMITED PARTNERSHIP

Landlord

And

COREWEAVE, INC.

Tenant

THE EISENHOWER

290 W. MT. PLEASANT AVENUE

LIVINGSTON, NEW JERSEY 07039

*******

THE SUBMISSION BY LANDLORD TO TENANT OF THIS AGREEMENT OF LEASE IN UNSIGNED FORM SHALL BE DEEMED TO BE A SUBMISSION SOLELY FOR TENANT’S CONSIDERATION AND NOT FOR ACCEPTANCE AND EXECUTION. SUCH SUBMISSION SHALL HAVE NO BINDING FORCE AND EFFECT, SHALL NOT CONSTITUTE AN OPTION, AND SHALL NOT CONFER ANY RIGHTS UPON TENANT OR IMPOSE ANY OBLIGATIONS UPON LANDLORD IRRESPECTIVE OF ANY RELIANCE THEREON, CHANGE OF POSITION OR PARTIAL PERFORMANCE. THE SUBMISSION OF COMMENTS ON THIS LEASE BY TENANT TO LANDLORD SHALL NOT HAVE ANY BINDING EFFECT ON TENANT. UNLESS AND UNTIL A LEASE IS FULLY EXECUTED BY LANDLORD AND TENANT, EITHER PARTY MAY DISCONTINUE NEGOTIATIONS WITHOUT ANY LIABILITY TO THE OTHER PARTY AT ANY TIME, FOR ANY REASON OR NO REASON WHATSOEVER.

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made this 29 day of March, 2024 (the “Effective Date”) between LIVINGSTON CIRCLE ASSOCIATES, LIMITED PARTNERSHIP, a New Jersey limited partnership, having a principal place of business at c/o Eastman Management Corporation, 651 Old Mount Pleasant Ave., Suite 110, Livingston, NJ 07039 hereinafter referred to as “Landlord”; and COREWEAVE, INC., a Delaware corporation, currently having an office and principal place of business at 12 Commerce Street, Springfield, New Jersey, 07081, hereinafter referred to as “Tenant” (collectively the “Parties”, or individually, a “Party”).

WITNESSETH:

For and in consideration of the covenants herein contained, and upon the terms and conditions herein set forth, Landlord and Tenant agree as follows. The Parties’ obligations under this Lease commence, as of the Effective Date, notwithstanding that the Term may commence after the Effective Date. As of the Effective Date, the terms, covenants and agreements of this Lease are agreements in contract.

FUNDAMENTAL LEASE PROVISIONS

The following terms, when capitalized, have the meanings set forth these FUNDAMENTAL LEASE PROVISIONS, as may be expressly modified, limited, expanded and supplemented in other provisions of this Lease.

1.	Property and Premises:

	Property:	The Building, the Premises and the land on which they are located along with all other buildings and improvements thereon, and commonly known as “Eisenhower Corporate Campus”, or such other name as may be designated by Landlord.

	Building:	290 W. Mt. Pleasant Avenue, Livingston, New Jersey 07039, consisting of 380,065 rentable square feet. [The Building is divided into four separate sections, which for the purposes of this Lease shall be identified as Building #1, Building #2, Building #3, and Building #4. The Premises is located in Building #1.]

	Premises:	Suite 4100 on the Fourth Floor of the Building as identified on the floor plan attached hereto as Exhibit A, consisting of 30,856 rentable square feet.

2.	Term and Dates:

	Estimated Commencement Date:	Landlord shall use commercially reasonable efforts to cause the Commencement Date to occur on or before August 1, 2024.

	Commencement Date:	The actual Commencement Date shall be the date upon which Landlord delivers possession of the Premises to Tenant with the Initial Alterations Substantially Completed. Except as otherwise expressly provided in this Lease, Tenant’s obligation to pay Base Rent and Recurring Additional Rent shall commence on the Commencement Date. Tenant shall have a right to access the Premises in advance of the Commencement Date, as provided in “Early Access Period” set forth in Article 1 (Definitions).

	Term:	A period, commencing on the Commencement Date, of ten (10) Lease Years, and ten (10) Lease Months, as may be sooner terminated, or extended subject to extension by exercise of any Renewal Option as provided in the Lease Rider. The initial Term of the Lease may also be referred to as the “Initial Term”.

	Expiration Date:	The last date of the calendar month immediately preceding that date which is ten (10) Lease Years, and ten (10) Lease Months from the Commencement Date, or such earlier date upon which the Term may expire or be terminated, subject to the exercise of any Renewal Option set forth in these FUNDAMENTAL LEASE PROVISIONS and the Lease Rider.

	Renewal Option(s):	Tenant shall have the option to extend the Term of the Lease for two (2) additional periods of five (5) Lease Years each (which, at Tenant’s election, may be exercised as one (1) additional period of ten (10) Lease Years), as set forth in the Lease Rider, (each period shall be referred to as a “Renewal Term”). The Base Rent for any Renewal Term exercised shall be at “Fair Market Rental”, established as provided in the Lease Rider.

3.	Base Rent:	Base Rent for the Initial Term shall be payable commencing on the Commencement Date in the amounts hereinafter set forth, in accordance with Article 2. Base Rent shall be subject to the Rent Concession set forth in Item 4 below.

	LEASE YEAR	PER MONTH	ANNUALIZED	ANNUAL RATE PER SQUARE FOOT
		Initial Term
	Year 1	$68,783.17	$825,398.00	$26.75
	Year 2	$70,158.83	$841,905.96	$27.285
	Year 3	$71,562.01	$858,744.08	$27.831
	Year 4	$72,993.25	$875,918.96	$28.387
	Year 5	$74,453.11	$893,437.34	$28.955
	Year 6	$75,942.17	$911,306.09	$29.534
	Year 7	$77,461.02	$929,532.21	$30.125
	Year 8	$79,010.24	$948,122.85	$30.727
	Year 9	$80,590.44	$967,085.31	$31.342
	Year 10	$82,202.25	$986,427.02	$31.969
	Year 11 (10 months)	$83,846.30	$1,006,155.56	$32.608

Tenant shall have no obligation to pay Recurring Additional Rent charges for the first twelve (12) months of the Term, with the exception of Tenant Electric, which Tenant shall remain responsible to pay throughout the Term, without abatement.

4.	Rent Concession:	Base Rent shall be abated for the following months (the “Rent Concession”): (a) Lease Month 13, Lease Month 15, Lease Month 17, Lease Month 19, Lease Month 21, and Lease Month 23; and (b) commencing with Lease Month 25, every Lease Month until such time as the total Rent Concession amount abated pursuant to the foregoing subsections (a) and (b) equals $2,183,697.12. During any Lease Month in which Tenant is to receive a Base Rent abatement, Tenant remains responsible for payment of Tenant Electric and any Additional Rent charges due pursuant to this Lease.

5.	Additional Rent:

	Tenant’s Proportionate Share:	8.119%

	Base Year:	Calendar Year 2024

6.	Tenant Electric:	$1.75 per rentable square foot for a total of $4,499.83 monthly, subject to Section 15.2(a).

7.	Permitted Use:	Tenant shall have the right to use and occupy the Premises for general business offices in connection with the operations of Tenant business, and uses incidental or related to Tenant’s primary business, and consistent with the character of the Building as an office building. Ancillary to Tenant’s office use, and subject to the provisions of this Lease, Tenant shall be permitted to operate the following within the Premises, provided the Premises continues to be used primarily as office space: (i) computer and communications systems and studio space, (ii) libraries, (iii) board rooms/training rooms, (iv) employee lounges, (v) file rooms, (vi) audio-visual and closed circuit television facilities, (vii) trading floors, (viii) security rooms, and (x) pantry (provided that in no event shall Tenant be permitted any on-site food preparation).

8.	Security Deposit:	$167,692.59 deposited upon execution of Lease. Tenant may initially place a cash Security Deposit, which Landlord may require be converted to a Letter of Credit at any time after a material monetary default by Tenant.

9.	Advance Rent:	$68,783.17, to be applied to payment of the first full month of Base Rent due after the Commencement Date.

10.	Tenant Allowance:	Landlord shall provide Tenant an allowance in the amount of $537,840.00 to be placed in the Escrow Account (as provided in the Exhibit F) to be used towards the costs of construction of the Initial Alterations, as further provided in the Work Letter.

11.	Escrowed Funds:	Concurrent with the full execution of this Lease, Landlord shall place in the Escrow Account the sum of $856,000.00, consisting of funds allocated for the Tenant Allowance, the cost of Landlord’s Work, and brokerage commissions for Newmark (the “Escrow Fund”), to be disbursed as provided in this Lease (or a separate written agreement, as the case may be), subject to the requirements of Exhibit F for the release of funds from the Escrow Account.

11.	Notice Addresses:

If to Landlord:

Livingston Circle Associates, Limited Partnership

c/o Eastman Management Corporation

651 Old Mount Pleasant Avenue, Suite 110

Livingston, NJ 07039

If to Tenant before Commencement Date:

CoreWeave, Inc.

101 Eisenhower Parkway, Suite 106

Roseland, NJ 07068

If to Tenant after Commencement Date:

CoreWeave, Inc.

290 W. Mt. Pleasant Avenue, Suite 4100

Livingston, New Jersey 07039

12.	Tenant’s EIN:	82-3060021

13.	Broker(s):	CBRE, Newmark, and Eastman Management Corporation. Brokers are compensated pursuant to separate written agreements.

14.	Riders and Exhibits:	The following documents are attached to this Lease, and such documents, as well as all drawings and documents prepared as set forth therein, shall be deemed a part of this Lease.

Lease Rider:	Rider consisting of Additional Lease Provisions
Exhibit A:	Floor Plan
Exhibit A-1:	Work Letter
Exhibit A-2:	General Requirements for Tenant Improvements and Construction
Exhibit A-3:	ROFO Space
Exhibit B:	Commencement Date Agreement
Exhibit C:	Rules And Regulations
Exhibit D:	Tenant’s Insurance Requirements
Exhibit E:	Building Maintenance Specifications
Exhibit F:	Escrow Terms and Conditions

ARTICLE 1

DEFINITIONS

For all purposes of this Lease and all agreements supplemental thereto or modifying this Lease, the following terms shall have the meaning specified:

“Additional Rent” means all sums payable by Tenant to Landlord pursuant to the terms and conditions of this Lease. Any Additional Rent charges which are recurring charges, including, without limitation, Tenant’s Electricity Charge, Tenant’s Proportionate Share of Operating Expenses and Tenant’s Proportionate Share of Real Estate Taxes (sometimes referred to as “Recurring Additional Rent”). Tenant’s obligation to pay Recurring Additional Rent charges shall commence on the 12-month anniversary of the Commencement Date and shall be payable concurrent with Base Rent.

“Building Holiday” means President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day and the day after, Christmas Day, and New Year’s Day as each of said holidays are celebrated in the state in which the Property is located.

“Building Standard” means materials, supplies, and equipment, consistent with the type, brand, quality and/or quantity of materials Landlord designates from time-to-time to be the minimum quality and/or quantity to be used in the Building, or the exclusive type, grade, quality and/or quantity of material to be used in the Building.

“Common Area(s)” means those areas of the Building and/or Property, wherever located, which have been designated and improved from time to time for the common use by or for the benefit of the occupants of the Building or Property or which are used in connection with the maintenance or operation of the Building or Property, including, without limitation, all parking areas, drive lanes and access roadways, curbs, sidewalks, medians, landscaped areas and planters; all porch and lobby areas; corridors; hallways; passageways; public restrooms; security stations; storage, equipment, machine, meter, mechanical, plumbing, computer, telephone and electrical rooms, stations, conduit, shafts, raceways and the like; stairs, ramps, elevators, truck serviceways; loading areas; garbage, trash and refuse disposal facilities; and with respect to all the foregoing, all equipment and appurtenances thereto; but excluding all portions of the Building or Property which are leased or designated for exclusive use by other tenants or occupants of the Building or Property. The definition of Common Areas shall not be construed as a representation or warranty that any such areas are or from time to time will be available at the Building or Property.

“Early Access Period” means a period commencing no earlier than fifteen (15) days prior to the actual Commencement Date during which Tenant shall a right to access, but not occupy, the Premises, subject to the following provisions. Tenant’s early access to the Premises is solely for the purpose of installing Tenant’s furniture and equipment. All of the provisions of this Lease will be in effect during any Early Access Period, including but not limited to Tenant’s compliance with the insurance requirements. Should Tenant access the Premises early, Tenant shall (i) cooperate with Landlord and not interfere or otherwise obstruct Landlord’s performance of the work required to prepare the Premises for occupancy, including the Initial Alterations, with the understanding that Landlord’s completion of the Initial Alterations shall take precedence over any work Tenant is performing within the Premises; (ii) upon Landlord’s request, reasonably relocate any furniture or equipment installed by Tenant in the event Landlord or Landlord’s contractor deems it reasonably necessary for Landlord’s work or if there is a risk of damage to the Tenant’s property; and (iii) hold Landlord harmless for any damage which may occur to any of Tenant’s fixtures, furniture, equipment or other personal property in connection with Landlord’s access to the Premises or performance of any work within the Premises prior to the Commencement Date to the extent such damage is not caused by the negligence of any Landlord Party.

“Environmental Laws” means all federal, state or local laws, ordinances, statutes, orders, directives and decrees, and all orders, directives, rulings, rules, regulations and decisions of a Governmental Authority, or any regulatory or quasi-regulatory body, relating to Hazardous Materials or the pollution, contamination, regulation, monitoring, cleansing or protection of the environment, including any which relate to (i) air emissions, (ii) water discharges, (iii) noise emissions, (iv) air, water or ground pollution or (v) any other environmental or health matter, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and the regulations promulgated thereunder

“Excusable Delay(s)” means a delay in performance due to a Force Majeure Event, by either Party, or in connection with Landlord’s performance of the Initial Alterations, a delay due to the unavailability of materials, equipment, or installations due to (i) longer than average or expected lead times for the applicable materials, equipment, or installations beyond the reasonable control of the responsible Party without expending unreasonable additional costs; or (ii) non-Building Standard items which require special orders.

“Force Majeure Event” or “Force Majeure” means either Party is delayed or prevented from the performance of any act required pursuant to this Lease as a direct result of acts of God; strikes, lockouts, labor troubles, terrorism, public disorder or civil commotion; inability or delays in procuring materials or equipment beyond what is usual and customary; inability or delays in pursuing or obtaining governmental entitlements, permits, licenses, approvals or inspections beyond the reasonable control of the responsible Party (such as due to extended government office closures or moratoriums); pestilence, epidemic or pandemic or other viral exposures, spread or outbreaks or preventive measures to control the same (including, but not limited to, delays, closures and inability to conduct business due to applicable Legal Requirements, orders, decrees, advisories, guidance or recommendations and/or adherence of the same to quarantine, shelter-in-place and other similar measures from the U.S. Center for Disease Control and Prevention or other applicable municipal, state or federal governmental agencies); or other cause without fault and beyond the reasonable control of the obligated Party. In no event shall a Force Majeure Event excuse the monetary obligations of Tenant under this Lease, including Tenant’s ongoing obligation for the timely payment of all Rent or other charges required of Tenant under this Lease, regardless of whether the specific provision of the Lease to which the Force Majeure Event is to be applied specifically references Force Majeure or a Force Majeure Event.

“Governmental Authority” means the town, village, city, county, state, or federal government, or any agency or quasi-governmental agency, or any fire insurance rating organization having jurisdiction over the Property, or Tenant’s use or operation within the Premises.

“Hazardous Materials” means any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is now or at any time hereafter, either: (i) potentially injurious to the public health, safety or welfare, to the environment, the Premises or the Property, (ii) regulated or monitored by any Governmental Authority, or (iii) a basis for potential liability of Landlord to any governmental agency or third party pursuant to any applicable statute or common law theory. Hazardous Materials shall include, but not be limited to, solvents, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof and any substance that falls within the definition of “hazardous substance”, “hazardous material”, “pollutant”, “contaminant”, “toxic substance” or “hazardous waste” under any statute, ordinance or regulation applicable to the Premises. Tenant shall not engage in any activity in or on the Premises which involves the use of Hazardous Materials without the express prior written consent of Landlord which may be given or withheld in Landlord’s sole and absolute discretion. Hazardous Materials shall not include de minimus amounts of cleaning supplies and office supplies as are typically found in an office.

“Initial Alterations” means the improvements, additions, modifications, penetrations, and alterations undertaken by Landlord for the account of Tenant to prepare and equip the Premises for Tenant’s initial use and occupancy, as set forth in Exhibit A and Exhibit A-1.

“Landlord’s Parties” means Landlord’s officers, directors, members, managers, partners, employees, agents, contractors, invitees, Encumbrance Holders, and master or ground lessor, if any.

“Landlord’s Work” means the demolition of the Premises below the existing ceiling. Landlord shall perform the Landlord’s Work at its sole cost and expense.

“Lease Interest Rate” means an annual rate of interest equal to the lesser of (i) the maximum rate of interest for which Tenant may lawfully contract in accordance with the laws of the State of New Jersey, or (ii) eighteen percent (18%).

“Lease Month” means a full calendar month. The first Lease Month shall commence on the Commencement Date. If the Commencement Date is not the first day of a calendar month, then the first Lease Month shall consist of the first full calendar month plus the partial month beginning the Commencement Date and ending on the last day of that month. Each succeeding Lease Month shall commence upon the first day of the calendar month. Each subsequent calendar month during the Term shall be considered the consecutively numbered Lease Month.

“Lease Year” means a period of twelve (12) consecutive full calendar months. The first Lease Year shall commence on the Commencement Date. If the Commencement Date is not the first day of a calendar month, then the first Lease Year shall consist of twelve (12) consecutive full calendar months plus the partial month beginning the Commencement Date and ending on the last day of that month. Each succeeding Lease Year shall commence upon the first day of the calendar month coinciding with or following the anniversary date of the Commencement Date. Each subsequent annual period during the Term shall be considered the consecutively numbered Lease Year.

“Legal Requirements” means all statutes, codes, ordinances, regulations, rules, orders, directives and requirements of any Governmental Authority, or private covenant or agreement, which now or at any time hereafter may be applicable to the Permitted Use or the Premises, Building, or Property or any part hereof, including, but not limited to zoning ordinances, building restrictions, Americans With Disabilities Act (“ADA”) requirements, covenants and agreements of record and all Environmental Laws.

“Major Work” means any Tenant Improvements (i) having an aggregate cost in excess of $100,000.00 (in the aggregate in any 12-month period); (ii) affecting, altering, interfering with or disrupting any electrical, mechanical, plumbing or other system of the Premises, Building or Property, (including, without limitation, HVAC); (iii) affecting the exterior of the Building, the roof, the foundation, the ingress to or the egress from the Premises; (iv) involving the removal or installation of any sheetrock; or (v) affecting any structural element of the Building.

“Proportionate Share” or “Tenant’s Proportionate Share” means 8.119% (initially). Proportionate Share is calculated as a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is the rentable square footage of the Building, expressed as a percentage. Proportionate Share may be adjusted from time to time by Landlord if the rentable square footage of the Premises or the rentable square footage of the Building changes due to constructed modifications to the size of the Building (provided any adjustment to the Proportionate Share due to changes to the rentable square footage of the Building shall not increase Tenant’s costs for reimbursement of Operating Expenses and/or Real Estate Taxes more than a de minimus amount). In the event the Property has separately assessed tax parcels, Landlord shall have the option, in Landlord’s sole discretion, of adjusting Tenant’s Proportionate Share for the purposes of Real Estate Taxes to be a fraction, the numerator of which is the rentable square footage of the Premises, and the denominator of which is the rentable square footage of that portion of the Property located on the tax parcel where the Premises is located. Notwithstanding the foregoing, in the event any costs or fees for which Tenant is responsible under this Lease, including without limitation, Real Estate Taxes or Operating Expenses are attributable to the portion of the Building in which the Premises is located, as opposed to the entire Building or Property, the denominator of the fraction utilized to determine Tenant’s Proportionate Share of such costs for the Property shall be the rentable square footage of the portion of the Building in which the Premises is located.

“Rent Payment Date” means the first (1st) day of each consecutive calendar month during the Term; provided that if the Commencement Date is not the first (1st) day of a calendar month, Base Rent and Additional Rent for such partial month shall be paid on the Commencement Date.

“Release” means any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the environment.

“Reserved Parking Spaces” means the parking spaces allocated for Tenant’s exclusive use. Tenant shall have the exclusive right to use three (3) Reserved Parking Spaces under the building where the Premises is located, in the area designated by Landlord. Landlord reserves the right to relocate the Reserved Parking Spaces to a comparable location at the Property. In the event the Reserved Parking Spaces are unavailable for Tenant’s use due to co-tenant’s use of any of the Reserved Parking Spaces, upon notice from Tenant, Landlord shall provide appropriate notices to the co-tenant informing such party of the parking violation, and requiring that such party immediately cease any use of the Reserved Parking Spaces.

“Structural Repairs” means repairs to the roof, foundation, and permanent exterior walls, including exterior windows and doors, and support columns of the Building.

“Substantially Completed” (or “Substantial Completion”) shall have the meaning ascribed in the Work Letter.

“Tenant’s Parties” means Tenant’s agents, servants, employees, members, officers, subtenants, contractors, invitees, licensees, and all other persons invited by Tenant onto the Property and/or into the Premises as guests or doing lawful business with Tenant.

“Underlying Encumbrance” means any mortgage, deed of trust, or other security interest that may now or hereafter encumber the Building or Property or any portion thereof or Landlord’s interest therein, and all ground or master leases that may now or hereafter affect all or any portion of the Building or Property, and including all renewals, modifications, consolidations, replacements and extensions thereof. The holder of any Underlying Encumbrance shall be referred to as an “Encumbrance Holder”.

“Work Letter” means the Work Letter attached hereto as Exhibit A-1.

ARTICLE 2

LEASE AND RENT

2.1 Landlord hereby leases and demises to Tenant, and Tenant hereby hires and takes from Landlord, upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease, the Premises for the Term. Excepted from the Premises and reserved to the Landlord are the roof and exterior portions of the Premises. Landlord also reserves the right to enter the Premises upon reasonable advance notice to Tenant (except in the event of an emergency in which event Landlord shall provide notice as soon as reasonably possible) to install, maintain, use, repair and replace pipes, ductwork, conduits, utility lines, wires, meters, valves and the like in, above or below the Premises in order to serve other portions of the Building and/or Property or as otherwise deemed necessary by the Landlord. Landlord agrees that all work in, on, under, over and through the Premises shall, when possible, be performed in a manner that does not unreasonably interfere with Tenant’s business.

2.2 Tenant hereby covenants and agrees to pay, when due, the Base Rent and all Additional Rent as herein provided. Base Rent shall be payable in equal monthly installments in the amounts set forth in the FUNDAMENTAL LEASE PROVISIONS, on the Rent Payment Date each month during the Term in advance, without set-off, demand or deduction, via the payment method set forth under Section 2.3, or such other place as Landlord may designate. Notwithstanding any provision hereof, Advance Rent for the first complete calendar month of the Term, and the Security Deposit (if any), shall be paid upon the Effective Date. In the event the Commencement Date shall fall on a day other than the first day of a month, then, in such event, the Base Rent and Additional Rent payable hereunder shall be apportioned for the number of days remaining in that month until the last day of the month.

(a) If Rent, or any portion thereof, is unpaid more than five (5) business days after the date on which it is due, Tenant shall immediately pay, for each and every late payment, a late payment charge equal to five percent (5%) of the amount in arrears (the “Late Fee”). The late charge is not intended as a penalty but is intended to compensate Landlord for the extra expense it will incur to send out late notices and handle other matters resulting from the late payment. In addition to the Late Fee, any installment or installments of Base Rent or Additional Rent which are not paid within ten (10) business days after the date when due shall bear interest at the Lease Interest Rate. Any interest due as set forth in the preceding sentence shall be calculated from the due date of the delinquent payment until the date of payment, which interest shall be payable to Landlord upon demand. Notwithstanding the foregoing, Landlord agrees to waive the Late Fee one time in any twelve (12) month period, provided the outstanding Rent is paid no later than the 15th of the month.

(b) In the event any check paid by Tenant for the payment of any installment or installments of Base Rent or Additional Rent or for any other sums payable by Tenant hereunder, is returned by Landlord’s bank for insufficient or unavailable funds, Tenant shall pay to Landlord $100.00 as a handling and administration fee, together with any bank charge assessed Landlord, upon notice and demand by Landlord.

2.3 Tenant shall make all payments of Base Rent and Additional Rent by way of Landlord’s payment portal (the “Tenant Portal”) in immediately available funds. Within thirty (30) days after the Effective Date, Tenant must register with the Tenant Portal, and Landlord shall provide Tenant all reasonably requested documentation necessary for Tenant to effectuate Tenant’s use of the Tenant Portal. In the alterative, Landlord may elect to have Tenant make Base Rent and Additional Rent payments through automated clearing house (“ACH”) transfers from the Tenant directly to Landlord, or such other reasonable method as Landlord may otherwise direct, upon at least ten (10) days prior written notice to Tenant.

2.4 Within five (5) business days after Landlord shall present to the Tenant the Commencement Date Agreement attached hereto as Exhibit B, with all appropriate information completed therein, Tenant shall execute and return same to Landlord. Any failure of Tenant to execute and return such agreement shall not affect the determination of any information set forth therein.

ARTICLE 3

USE OF THE PREMISES

3.1 The Premises are to be used only for the Permitted Use as set forth in the FUNDAMENTAL LEASE PROVISIONS and for no other purpose. Neither Tenant nor any of Tenant’s servants, agents, employees, invitees or licensees shall damage, disfigure or injure the Premises or any portion thereof or the Property; nor shall Tenant allow the emission of any offensive odors or noise from the Premises. Any office equipment or machines used by Tenant within the Premises which may interfere with the use or enjoyment of any other tenant or occupant of the Building or which may be heard from any public area in or about the Building shall be placed and maintained by Tenant, at Tenant’s sole expense, in a sound proof setting such as cork, rubber or vibration eliminators to eliminate any such noise or vibration.

Smoking shall not be permitted anywhere in the Premises or Building.

3.2 If any governmental license or permits, other than a certificate of occupancy to be obtained by Landlord (or similar document permitting Tenant to occupy the Premises, which may initially be temporary) from the town of Livingston, NJ (the “Certificate of Occupancy”), shall be required for the proper and lawful conduct of Tenant’s business in the Premises, or any part thereof, Tenant, at Tenant’s sole cost and expense, shall duly procure and thereafter maintain such license or permit, and submit a copy to Landlord. Landlord makes no representations or warranties that Substantial Completion of the Initial Alterations will be sufficient for Tenant to obtain any authorization, certificate, clearance, or other approvals from any authority governing Tenant’s business, and with the exception of the Certificate of Occupancy, Tenant shall be solely responsible for obtaining any authorization, certificate, clearance, or other approvals needed for Tenant to operate its business from the Premises.

ARTICLE 4

CHANGE OF COMMENCEMENT DATE

4.1 If, for any reason, the Premises are not, or will not be, ready for occupancy on the Estimated Commencement Date, this Lease shall nevertheless continue in full force and effect and Tenant shall have no right to rescind, cancel, or terminate same, nor shall Landlord be liable for damages, if any, sustained by Tenant by reason of inability to obtain possession thereof on such date. In such event, Landlord will give Tenant notice, oral, by e-mail or otherwise, at least three (3) days in advance of the date when Landlord expects the Premises to be ready for occupancy by Tenant, which date shall be the then Estimated Commencement Date. Notwithstanding the foregoing, subject to Excusable Delay or Tenant Delay (as defined in the Work Letter), for every day after the date that is five (5) months after the date of Landlord’s receipt of the Permits (as defined in the Work Letter) for the Initial Alterations (the “First Outside Date”) that the actual Commencement Date has not occurred, Tenant shall receive an abatement of one day of Base Rent for every day after the First Outside Date until the actual Commencement Date, which Base Rent abatement shall be applied to Tenant’s Base Rent obligations starting on the Commencement Date. Further, subject to Excusable Delay or Tenant Delay (as defined in the Work Letter), if the Premises is not delivered on or prior to the date that is eight (8) months after the date of Landlord’s receipt of the Permits (as defined in the Work Letter) for the Initial Alterations (the “Second Outside Date”) that the actual Commencement Date has not occurred Tenant shall have the right to terminate this Lease upon at least thirty (30) days prior written notice, provided, however, in the event the Commencement Date occurs prior to the termination date set forth in Tenant’s notice, Tenant’s termination of this Lease shall be deemed withdrawn and the Lease shall continue in full force and effect. In the event the Commencement Date does not occur prior to the termination date set forth in Tenant’s notice, the Lease shall terminate without penalty or further obligation. In the event the Lease is terminated as provided in this Section 4.1, Landlord shall reimburse Tenant’s Over-Allowance Amount paid to the date of termination within thirty (30) days after the actual termination date.

4.2 If Tenant shall use or occupy all or any part of the Premises for the conduct of business prior to the Commencement Date, such use or occupancy shall be deemed to be under all of the terms, covenants and conditions of this Lease, including the covenant to pay Base Rent and Additional Rent for the period from the commencement of said use or occupancy to and including the date immediately preceding the Commencement Date, without, however, affecting the Term or the Expiration Date. The provisions of the foregoing sentence shall not be deemed to give to Tenant any right or ability to use or occupy the Premises prior to the Commencement Date without the written consent of Landlord. For purposes of this Section 4.2, Tenant’s entry into or presence within the Premises for purposes of observing, inspecting, or performing work or making installations in connection with the Initial Alterations shall not be deemed as use or occupancy of the Premises.

ARTICLE 5

DEMISE OF PREMISES AND INITIAL ALTERATIONS

5.1 Subject to the warranties provided in the Work Letter, Tenant agrees that it is accepting the Premises in “as is” condition, in substantially the same condition as existed during Tenant’s walkthrough of the Premises (with the exception of property belonging to prior tenant), without any improvements and/or alterations by Landlord other than the Landlord’s Work and Initial Alterations (as hereinafter defined). Tenant acknowledges and agrees that neither Landlord nor any employee, agent or representative of Landlord has made any express or implied representations or warranties with respect to the physical condition of the Premises, the fitness or quality thereof or any other matter or thing whatsoever with respect to the Premises or any portion thereof, and that Tenant is not relying upon any such representation or warranty in entering into this Lease.

5.2 Landlord shall perform the Initial Alterations as shown on Exhibit A, as further provided in the Work Letter. Any changes to the Initial Alterations shall also be governed by the Work Letter Changes section in the Work Letter.

5.3 The Initial Alterations shall not include any wiring or cabling for voice or data or furnishings, equipment or appliances of any kind, all of which shall be at the sole cost of Tenant (unless otherwise expressly set forth in the Work Letter). Further, if applicable, Tenant shall at its sole cost and expense obtain a low voltage data permit, if required by Governmental Authorities, and shall be responsible for any structural engineering costs required to accommodate Tenant’s personal property. Tenant shall be permitted to early access the Premises prior to the Commencement Date during the Early Access Period, in accordance with Article 1.

5.4 On the Commencement Date, subject to the warranties provided in the Work Letter, Tenant shall be deemed to have accepted the Premises as being satisfactory and in good condition as of the date of such possession, subject to the completion of Punch List Work (as defined in the Work Letter). Notwithstanding anything to the contrary contained herein, within five (5) days after the Commencement Date, Landlord and Tenant shall prepare a mutually agreed-upon punch-list and/or incomplete items in Initial Alterations, if any, which shall be corrected by Landlord with reasonable diligence.

5.5 Notwithstanding anything to the contrary set forth herein, if any delay in the Substantial Completion of the Initial Alterations is caused by or attributed to a Tenant Delay (as defined in the Work Letter), the Commencement Date shall be accelerated by the number of days of such Tenant Delay and Tenant’s obligation to pay Base Rent and Additional Rent shall commence as of such earlier date (when earlier date shall be deemed to be the Commencement Date). When Tenant takes possession of the Premises, Tenant shall be deemed to have accepted the Premises as being satisfactory and in good condition as of the date of such possession, subject to the punch list and any warranties provided in the Work Letter.

ARTICLE 6

COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS

6.1 During the term of this Lease, Tenant, at Tenant’s sole cost and expense, shall comply with Legal Requirements, and with all directives imposed upon Landlord or Tenant with respect to the Premises by Governmental Authorities, except that Tenant shall not be required to make any alterations to areas outside the Premises, including, without limitation, structural alterations to the Property or Building in order to comply unless such alterations shall be necessitated or occasioned, in whole or in part, by (i) the acts, omissions, or negligence of Tenant, or any of Tenant’s employees, contractors, agents, sublessees, or licensees, (ii) the specific nature of Tenant’s use or occupancy or manner of use or occupancy of the Premises by Tenant or any of Tenant’s employees, contractors, agents, sublessees, or licensees if the specific nature of Tenant’s use is something other than general, administrative or executive offices, or (iii) any Tenant Improvements (excluding alterations required to areas outside the Premises due to the Initial Alterations) made in or to the Premises. Tenant shall not do, or permit anything to be done in or to the Premises, or bring or keep anything therein which will, in any way, increase the cost of fire and extended coverage or public liability insurance on the Property, or invalidate or conflict with the fire and extended coverage insurance or public liability insurance policies covering the Property, any Building fixtures, or any personal property kept therein, or obstruct or interfere with the rights of Landlord or of other tenants, or in any other way injure or annoy Landlord or other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building

6.2 Tenant represents that, as of the date of this Lease, and Tenant covenants that throughout the term of this Lease: (i) Tenant is not, and shall not be, an Embargoed Person (hereafter defined); (ii) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; and (iii) no Embargoed Person shall have any interest of any nature whatsoever in Tenant. “Embargoed Person” means a person, entity or government (x) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation, (y) subject to trade restrictions under any Governmental Authorities, and/or (z) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority. If any representation made by Tenant pursuant to this Section 6.2 shall become untrue, Tenant shall within ten (10) days give written notice thereof to Landlord, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

ARTICLE 7

ADDITIONAL RENT

7.1 Tenant hereby covenants and agrees to pay as Additional Rent the amounts as set forth in this Article 7.

7.2 Real Estate Taxes

(a) For each year or part of a year occurring within the Term, Tenant shall pay to Landlord, within thirty (30) days after Landlord’s presentation of Landlord’s Statement (as hereinafter defined), to Tenant therefor, as Additional Rent, Tenant’s Proportionate Share of the amount by which the Real Estate Taxes attributable to such period exceed the Real Estate Taxes attributable to the Base Year (or corresponding portion thereof).

(b) As used herein, the term “Real Estate Taxes” shall mean those real estate taxes, assessments (added, special or regular), business improvement district assessments, sewer rents, rates and charges which shall be levied, imposed or assessed upon the Property, including, but not limited to assessments for any special improvement district in which the Property may be located, provided that, if because of any change in the method of taxation of real estate any other tax or assessment is imposed upon Landlord or the owner of the Property or upon or with respect to the Property or the rents or income therefrom in substitution for or in lieu of those taxes attributable to the Property, such other tax or assessment shall be deemed Real Estate Taxes for the purpose herein; provided, however, that Real Estate Taxes shall not include any gift, inheritance, estate, franchise, income, profits, capital or similar tax imposed, unless and to the extent any such tax shall be imposed or levied in lieu of Real Estate Taxes.

(c) Landlord may take the benefit of the provisions of any statute or ordinance permitting any Real Estate Taxes to be paid over a longer period of time.

(d) Tenant’s Proportionate Share of the amount by which the Real Estate Taxes exceed the Real Estate Taxes for the Base Year shall be determined from the amount due for the Base Year. In the event the Real Estate Taxes for the Base Year have not been finally determined by legal proceedings or otherwise at the time of payment of Real Estate Taxes for any subsequent year, the actual amount of Real Estate Taxes paid by Landlord for the Base Year shall be used to calculate any excess thereof. Landlord shall deliver to Tenant a statement setting forth the amount of Real Estate Taxes for the Base Year as finally determined and showing the computation of any adjustment due to Landlord or to Tenant by reason thereof. Any payment due to Landlord or any credit due to Tenant by reason of such adjustment shall be made as provided herein.

(e) If Landlord shall receive any refund of Real Estate Taxes in respect of any tax year following the Base Year, Landlord shall deduct from such refund any expenses incurred in obtaining such refund, and out of the remaining balance of such refund, Landlord shall credit Tenant’s Proportionate Share of such refund to Tenant.

(f) If Landlord shall receive any refund of Real Estate Taxes in respect of the Base Year, Tenant’s Additional Rent shall be adjusted to reflect said adjustment to the Real Estate Taxes attributable to the Base Year and Tenant shall pay to Landlord, within thirty (30) days after Landlord’s presentation of Landlord’s Statement to Tenant therefor, as Additional Rent, Tenant’s Proportionate Share of the amount, if any, by which the Tenant had or has been undercharged for Real Estate Taxes by reason of the amount of Real Estate Taxes upon which the Base Year had been calculated prior to any such refund being taken into account.

(g) If the last year of the Term ends on any day other than the last day of a tax year, any payment due to Landlord or credit due to Tenant by reason of any increase or decrease, as the case may be, in Real Estate Taxes shall be prorated and Tenant covenants to pay any amount due to Landlord within thirty (30) days after being billed therefor and Landlord covenants to credit any amount due to Tenant as the case may be. These covenants shall survive the expiration or termination of this Lease.

7.3 Landlord’s Operating Expenses

(a) For each year or part of a year occurring within the Term, Tenant shall pay to Landlord within thirty (30) days after Landlord’s presentation of Landlord’s Statement (as hereinafter defined) to Tenant therefor, as Additional Rent, Tenant’s Proportionate Share of the amount by which Operating Expenses attributable to such period exceed Operating Expenses attributable to the Base Year (or corresponding portion thereof). Excluded from the Operating Expenses attributable to the Base Year shall be those extraordinary and non-recurring expense items that may be incurred during the Base Year.

(b) As used herein, the term “Operating Expenses” shall mean those costs or expenses paid or incurred by Landlord for operating, maintaining, and repairing (inclusive of Structural Repairs) the Building, any of its systems, or the Property, including the cost of electricity, gas, water, fuel, window cleaning, janitorial service for the Common Areas of the Building and Property and for the leased and leasable areas thereof, insurance of all kinds carried in good faith by Landlord and applicable to the Building or the Property, snow removal, maintenance and cleaning of the parking lot, landscape maintenance (including replanting and replacing flowers and other plantings), painting or repainting or redecorating of the public areas, maintenance of equipment and replacement of worn out mechanical or damaged equipment, uniforms, management fees, typical and customary office expenses, all expenses incurred to contest the validity of the assessed valuation of the Property or Real Estate Taxes for any year, to the extent such costs are not offset by a tax refund; building supplies, sundries, sales or use tax on supplies or services, wages, salaries and other compensation, including applicable payroll taxes and benefits, of all persons engaged by Landlord for the operation, maintenance and repair of the Building and the Property including independent contractors’ fees, replacement cost of tools and equipment, legal and accounting expenses, and any other expenses or costs, which in accordance with the standard management practices for office buildings comparable to the Building would be considered as an expense of operating, maintaining, or repairing the Building and the Property.

(c) Excluded from Operating Expenses are the costs incurred by Landlord for the “Operating Expense Exclusions” as hereinafter provided: (a) capital repairs, replacements, improvements and equipment (other than (1) repairs, replacements or improvements made to the Property in order to reduce Operating Expenses provided such capital expenditure is amortized over the useful life of the item as reasonably determined by Landlord and only to the extent that the amortized charges are no greater than the actual savings, or (2) any improvement or alteration required to comply with Legal Requirements of any Governmental Authority which were not enacted and applicable to the Property as of the Commencement Date, (b) brokerage fees and/or commissions, advertising expenses and expenses for leasing and renovating space for tenants; (c) water, sewer, gas and electricity charges paid or reimbursed to Landlord by any tenant of the Building, including charges attributable to overtime usage for Tenant or other tenants of the Building; (d) compensation and benefits payable to employees not directly attributable to the Property; (e) legal expenses in negotiating and enforcing the terms of any tenant lease or any other disputes arising between Landlord and any other tenant, employee, contractor (except to the extent the dispute arises from Landlord enforcing contracts for work or services included in Operating Expenses), or agent of Landlord; (f) interest and amortization payments on any mortgage or mortgages; (g) cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Building, or otherwise; (h) depreciation of the Building and the Property; (i) electrical energy costs for which any tenant is separately metered or submetered and pays Landlord directly; (k) costs incurred in connection with upgrading the Building and/or the Property or any portion thereof to comply with Legal Requirements in effect prior to the Commencement Date; (m) costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building and the Property; (n) reserves for anticipated future expenses or expenditures; (o) fees and expenses in connection with any ground lease or other superior lease; (p) Real Estate Taxes (which shall be payable by Tenant as provided in Section 7.2); (q) costs of decorating, improving, or altering leasable premises at the Property for occupancy by a tenant or licensee; (r) cost for repairs occasioned by a casualty to the extent such repairs are or would be covered by customary property insurance, whether or not actually carried by Landlord; (s) overhead and profit increments paid to subsidiaries or affiliates of Landlord for services on or to the Building and/or Property to the extent such costs exceed the market cost for such services; (t) charitable or political donations or contributions; (u) interests, charges, or penalties arising by reason of Landlord’s failure to timely pay any undisputed Real Estate Taxes or Operating Expenses; (v) costs and expenses incurred by Landlord in connection with any third party demands, claims, or legal proceedings arising out of Landlord’s negligent acts or omissions in connection with Landlord’s operation of the Property or provision of services under this Agreement to the extent such costs and expenses would be covered by customary liability insurance, whether or not actually carried by Landlord; and (w) Tenant Electric (which shall be payable by Tenant as provided in Section 15.2(a)(i)).

7.4 Landlord’s Statements

(a) On or about May first of each year of the Term, or within a reasonable period of time thereafter, Landlord shall submit to Tenant a statement (“Landlord’s Statement”) showing in reasonable detail Operating Expenses and Real Estate Taxes during the preceding calendar year. Within ten (10) business days next following the submission of a Landlord’s Statement which shows that Operating Expenses and/or the Real Estate Taxes for the calendar year exceeded Operating Expenses for the Base

Year and/or Landlord’s Real Estate Taxes for the Base Year, respectively, Tenant shall pay to Landlord Tenant’s Proportionate Share of the amount by which Operating Expenses for the Base Year and/or Landlord’s Real Estate Taxes for the Base Year, respectively, were exceeded. Provided Tenant pays Tenant’s Proportionate Share of said amount in accordance with the terms herein and executes a confidentiality agreement in form and substance reasonably acceptable to Landlord, and subject to the confidentiality obligations provided in this Lease, Tenant or its representative shall have the right to examine Landlord’s books and records with respect to the items in the foregoing Landlord’s Statement either by Tenant’s own employees or by a reputable firm engaged on a fee-paid basis (as opposed to a contingency fee basis), during normal business hours at any time within sixty (60) days following the delivery by Landlord to Tenant of such Landlord’s Statement. Tenant’s failure to inspect during said time period shall be deemed a waiver of Tenant’s right to so inspect and Tenant waives its right to request any such inspection after said sixty (60) day period. Unless Tenant shall take written exception to any item contained therein within thirty (30) days after said sixty (60) day period, such Landlord’s Statement shall be considered as final and accepted by Tenant and Tenant waives its right to take exception after said sixty (60) day period. In the event Tenant’s examination of Landlord’s books and records identifies an overcharge of five percent (5%) or more in any year, Landlord shall be responsible for the costs and expenses incurred by Tenant in connection with the examination to a maximum amount of $5,500.00. Tenant hereby agrees that it will not engage a representative in connection with an audit under this Section 7.4(a), on the basis of a contingent fee arrangement, and further agrees that any review of Operating Expenses permitted under this Article shall be conducted independent of any review by another tenant in the Building. In the event Tenant takes timely written exception to any item contained in Landlord’s books and records with respect to the items in the foregoing Landlord’s Statement, any payment made in accordance with this Section 7.4(a) shall be deemed made in protest to the extent of such exception.

(b) On the first day of each month following the submission of any Landlord’s Statement which shows that Tenant is obligated to pay Additional Rent pursuant to this Article, Tenant shall pay to Landlord, on account of its potential obligation to pay such Additional Rent for the calendar year following the calendar year for which such Landlord’s Statement shall have been rendered, a sum equal to one-twelfth (1/12) of the amount which the Tenant shall have paid as such Additional Rent for such prior calendar year. Such sum shall be due with each monthly installment of Base Rent until submission of the next succeeding Landlord’s Statement and shall be collectible by Landlord as Additional Rent. However, the Landlord may, at its discretion from time to time determine the new monthly account payments based on the Landlord’s operating budget for the year to which the monthly account payments apply (Budget Billing). Such account payments may begin on January 1 of the subject year or thereafter whenever the account payments are determined with an appropriate retroactive adjustment to January 1 of that year.

(c) In each Landlord’s Statement there shall be a reconciliation as follows: Tenant shall be charged with any Additional Rent shown on such Landlord’s Statement, which charge shall be reduced by the aggregate amount, if any, paid by Tenant on account thereof. Tenant shall pay any net balance due to Landlord within thirty (30) days as set forth above; any overpayment shall be applied by Landlord against the next accruing monthly installment of Additional Rent, or shall be paid over to Tenant upon termination of this Lease, subject to Landlord’s rights and remedies hereunder.

(d) Any increase or decrease in Additional Rent under this Article shall be prorated for the final calendar year of the Term if such year covers a period of less than twelve (12) months. In no event shall any adjustment in Tenant’s obligation to pay Additional Rent under this Article result in a decrease in the Base Rent payable hereunder. Tenant’s obligation to pay Additional Rent and Landlord’s obligation to credit to Tenant any amount referred to in this Article for the final year of the Term shall survive the expiration or termination of this Lease.

7.5 Personal Property Taxes. Tenant agrees to pay all taxes imposed on the personal property of Tenant, the conduct of its business, and its use and occupancy of the Premises.

7.6 Cap on Operating Expenses. Notwithstanding anything to the contrary in this Article 7, solely with respect to Operating Expenses, Tenant’s contribution towards Landlord’s Controllable Operating Expenses (as that term is defined below) shall not be increased by more than seven percent (7%) per calendar year on a compounding and cumulative basis for the initial Term of the Lease (the “Operating Expense Cap”). “Controllable Operating Expenses” means all Operating Expenses with the exception of Non-Controllable Operating Costs, as hereinafter defined. “Non-Controllable Operating Expenses” means the costs and expenses related to snow and ice removal, unusual weather related expenses, security, Landlord’s insurance costs, fuel and utility charges. Non-Controllable Operating Expenses shall be excluded from the Operating Expense Cap and Tenant shall pay its full Proportionate Share of Non-Controllable Operating Expenses, regardless of any Operating Expense Cap. In the event Tenant exercises a Renewal Option, Tenant’s Proportionate Share of Operating Expenses for the first Lease Year of such Renewal Term shall be its full Proportionate Share of Operating Expenses, without any Operating Expense Cap being applied. Thereafter, the Operating Expense Cap shall be applied as set forth in this section.

ARTICLE 8

RULES AND REGULATIONS

8.1 Tenant, on behalf of itself and its employees, agents, servants, invitees, and licensees, agrees to comply with the Rules and Regulations, attached hereto as Exhibit C, and which are expressly made a part hereof. Landlord shall have the right to make reasonable amendments thereto from time to time and Tenant agrees to comply with such amended Rules and Regulations, after twenty (20) days written notice thereof from Landlord. All such amendments shall apply to all tenants in the Building, and will not materially interfere with the use and enjoyment of the Premises or the parking lot by Tenant.

ARTICLE 9

LANDLORD’S RIGHT OF ENTRY

9.1 Upon reasonable advance notice, Landlord and Landlord’s agents and representatives shall have the right to enter into or upon the Premises, or any part thereof, at all reasonable hours for the following purposes: (a) examining the Premises; (b) making such repairs or alterations therein as may be necessary in Landlord’s sole judgment for the safety and preservation thereof; (c) erecting, maintaining, repairing, or replacing wires, cables, conduits, vents or plumbing equipment running in, to, or through the Premises; (d) showing the Premises to prospective purchasers or lessees of the Building or to prospective mortgagees or to prospective assignees of any such mortgagees or others; or (e) showing the Premises to prospective new tenants of the Premises during the last fifteen Lease Months of the Term. Landlord shall give Tenant prior written notice (which may be via email) within a reasonable amount of time before commencing any non-emergency repair or alteration. When entering or performing any repair or other work in the Premises, Landlord shall use reasonable efforts not to materially or unreasonably affect, interrupt or interfere with Tenant’s use, business or operations.

9.2 Landlord may enter upon the Premises at any time in case of emergency without prior notice to Tenant.

9.3 Landlord, in exercising any of its rights under this Article 9, shall not be deemed guilty of an eviction, or disturbance of Tenant’s use or possession of the Premises and shall not be liable to Tenant for same. The Base Rent and Additional Rent as defined in this Lease shall in no way abate while said repairs or alterations are being made.

9.4 All work performed by or on behalf of Landlord in or on the Premises pursuant to this Article 9 shall be performed with as little inconvenience to Tenant’s business as possible, and in such manner as not unreasonably to interfere therewith.

ARTICLE 10

LANDLORD AND TENANT MAINTENANCE REQUIREMENTS

10.1 Tenant shall take good care of the Premises throughout the Term and shall preserve same in the condition delivered to Tenant on the Commencement Date, normal wear and tear and damage by casualty or condemnation excepted. Except for any repairs or replacements arising from the negligence of Landlord, its agents, servants, or employees, which shall be the responsibility of Landlord, Tenant shall be solely responsible for all costs and expenses to maintain, repair and replace all systems exclusively servicing the Premises, installed by or on behalf of Tenant, including, without limitation, any sinks, kitchens, dishwashers or plumbing or plumbing-related equipment exclusively servicing the Premises. Tenant further agrees not to injure, overload, deface, or commit waste of the Premises, the Building or the Property. Tenant shall be responsible for all injury or damage of any kind or character to the Property, including the windows, floors, walls, ceilings, lights, electrical equipment, and HVAC equipment, caused by the acts or omissions of Tenant or by anyone using or occupying the Premises by, through, or under the Tenant. Landlord shall repair such damage, and Tenant shall pay the costs incurred therefore to Landlord within fifteen (15) days after Tenant’s receipt of an invoice from Landlord. If the Premises become infested with vermin due to the acts or omissions of Tenant, Tenant shall, at Tenant’s expense, cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such extermination as shall be approved by Landlord.

(a) If Tenant fails to perform its obligations under this Section 10.1, the Landlord or its agents may enter the Premises after reasonable notice (or immediately without notice in the event of an emergency or unsafe condition) in order to perform Tenant’s obligations at Tenant’s expense, whereupon Tenant shall reimburse Landlord for all reasonable costs incurred, plus Landlord’s standard administrative fee, within ten (10) days after Tenant’s receipt of Landlord’s invoice for the applicable work or services. The notice required in this Section shall not apply in an emergency.

10.2 Except for any repairs or replacements arising from the negligence of Tenant, its agents, servants, employees, licensees, or invitees, which shall be the sole responsibility of Tenant, Landlord shall be responsible for making all Structural Repairs and shall maintain, repair and replace all plumbing, heating, air conditioning, electrical, and mechanical systems, which shall be standard for the Building, the parking area and the exterior of the Building, and all Common Areas. Such maintenance, repair, and replacement shall be conducted in a manner to keep the Building and Property in “Class A” condition for the other buildings of a similar age and size in the vicinity of the Building. Notwithstanding the foregoing, Landlord shall also maintain, repair and replace (a) starters, ballasts, fluorescent lamps, and (b) electrical and mechanical fixtures installed by or on behalf of Tenant; provided that, Tenant shall reimburse Landlord for all costs incurred promptly upon demand. This Section shall not be construed to prohibit Landlord from including the costs paid or incurred hereunder as “Operating Expenses” when appropriate under the provisions of Section 7.3.

ARTICLE 11

ALTERATIONS OR IMPROVEMENTS BY TENANT

11.1 Tenant shall make no alterations, installations, additions, or improvements to the Premises of any nature without Landlord’s prior written consent. Subject to the aforementioned consent of Landlord, Tenant at Tenant’s sole expense, may hire contractors approved by Landlord, or Landlord may elect, on Tenant’s behalf, to make (through Landlord’s contractor) such alterations, installations, additions, or improvements in or to the Premises, in connection with Tenant’s initial occupancy of the Premises or Tenant’s ongoing occupancy of the Premises (collectively “Tenant Improvements”). All such Tenant Improvements shall, upon installation, become the property of Landlord and shall remain upon and be surrendered with the Premises, unless otherwise required by Landlord to be removed by Tenant upon the expiration or termination of this Lease in writing at the time Landlord provides its consent for such Tenant Improvements, or unless Tenant, by written notice to Landlord no later than ninety (90) days prior to the Expiration Date, requests Landlord’s consent to remove the applicable Tenant Improvements. Notwithstanding the above, Tenant shall not be obligated to remove the Initial Alterations. The removal of any Tenant Improvements shall be performed by Tenant prior to the Expiration Date, at Tenant’s sole expense. Nothing in this Article 11 shall be construed to give Landlord title to or to prevent Tenant’s removal of trade fixtures, movable office furniture and equipment, but upon removal of any such from the Premises or upon removal of any other installation as may be permitted or required by Landlord, Tenant shall immediately and at its expense, repair and restore the Premises to the condition existing prior to such Tenant Improvements. Tenant shall take care during such removal, and Tenant shall repair any damage to the Premises or to the Property incurred during such removal. All property permitted or required to be removed by Tenant at the end of the Term which remains on the Premises after the Expiration Date shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Premises by Landlord at Tenant’s expense. Notwithstanding the foregoing, provided Landlord receives no less than ten (10) days’ advance notice of a proposed Tenant Improvements along with professional plans outlining the proposed Tenant Improvements, Landlord’s consent shall not be required in connection with any Tenant Improvements, which are not Major Work, provided that the work is consistent with the character and quality of the Building, provided, however, the color and quality of any new carpeting or painting proposed by Tenant which can be seen from the Common Areas shall at all times be subject to Landlord’s review and approval, which may be withheld at Landlord’s reasonable discretion.

(a) “Specialty Alterations” means any Tenant Improvements to the Premises which, in Landlord’s reasonable determination, are not usual and customary for a general office user, including, without limitation, alterations which (i) penetrate any structural portions of the Premises or require reinforcement of the flooring or walls; (ii) consist of the installation of raised flooring; (iii) consist of the installation of a vault or other similar device or system in a manner that exceeds the level of security necessary for ordinary office space; (iv) involve material plumbing connections (such as, for example but not by way of limitation, kitchens, saunas, or showers); (v) consist of the dedication of any material portion of the Premises to non-office usage (such as libraries, classrooms, or lab space). In the event Landlord consents to the installation of any Specialty Alterations, Tenant shall be required to remove any Specialty Alterations prior to surrendering the Premises to Landlord if Landlord, at the time a request for such Specialty Alterations is made, provides in writing that such Specialty Alteration shall be removed from the Premises. If Tenant is obligated to remove such Specialty Alteration, Tenant shall be responsible to fully-restore the area affected by the Specialty Alteration, and its removal, at Tenant’s sole cost. Based on the plans for the Initial Alterations provided to Landlord prior to the Effective Date, the Parties agree that the Initial Alterations do not include any Specialty Alterations. The foregoing representation shall not apply if the Working Drawings vary materially from the plans previously reviewed by Landlord and Landlord confirms in writing prior to Tenant’s approval of the Working Drawings that the foregoing representation regarding Specialty Alterations is not applicable.

11.2 Prior to the commencement of any Tenant Improvements other than the Initial Alterations: (i) Tenant shall at its sole expense, obtain all required permits, approvals, and certificates required by all Governmental Authorities and upon completion of the alteration, certificates of final approval thereof and deliver to Landlord promptly upon its receipt duplicates of same; and (ii) Tenant shall carry and will cause Tenant’s contractors and subcontractors to carry such workman’s compensation, general liability, personal and property damage insurance as required by applicable Legal Requirements, and in amounts no less than the amounts set forth in Article 30 and Exhibit D.

11.3 Upon completion of any Tenant Improvements other than the Initial Alterations as defined herein, Tenant shall promptly deliver to Landlord (i) an unconditional, final Certificate of Occupancy, (ii) “as-built” final plans and drawings identical to those upon which Landlord granted its approval, and (iii) Tenant’s architect’s certification that the alterations as completed conform with all applicable local, county state and/or federal statutes, ordinances, rules, regulations and codes including, but not limited to the orders, rates and regulations of the National and local Boards of Fire Underwriters and any other body or bodies hereinafter exercising similar functions.

ARTICLE 12

ASSIGNMENT AND SUBLETTING

12.1 Tenant for itself, its heirs, distributees, successors, and assigns, expressly covenants that it shall not directly or indirectly by operation of law, merger, consolidation, reorganization, dissolution, change of majority ownership of Tenant, or otherwise, assign (which for purposes of this Lease, shall include any such merger, consolidation, reorganization, dissolution or change of ownership of Tenant), mortgage, or encumber this Lease, or any part thereof, or permit the Premises to be used by others without the prior written consent of Landlord in each instance. Any attempt to do so by the Tenant shall be void. The consent by Landlord to any assignment, mortgage, encumbrance, subletting, or use of the Premises by others shall not constitute a waiver of Landlord’s right to withhold its consent to any other assignment, mortgage, encumbrance, subletting or use of the Premises by others. Without the prior written consent of Landlord, this Lease and the interest of Tenant therein or any assignee of Tenant therein, shall not pass by operation of law, and shall not be subject to garnishment or sale under execution in any suit or proceeding which may be brought against or by Tenant or any assignee of Tenant.

12.2 Landlord covenants and agrees that it will not unreasonably withhold, condition or delay its consent to Tenant’s assigning or subletting all or a part of the Premises, provided, however, (1) that Tenant shall not be in default under any of the terms, covenants, conditions, provisions, and agreements of this Lease at the time of any notice or request for consent under the terms of this Article or at the effective date of such subletting or assigning; and (2) that such subletting or assigning shall not be made with a Tenant who shall be or who shall seek to use any portion of the Premises for a use incompatible with that customarily found in first-class office buildings; notwithstanding the foregoing, the Premises may not be sublet or assigned to any employment agency, governmental department, labor union office, doctor’s or dentist’s office, dance or music studio, school or beauty salon and (3) that the proposed subtenant or assignee is not then an occupant of any part of the Building or a party who dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to reasonably comparable space in the Building during the 12 months immediately preceding Tenant’s request for Landlord’s consent.

12.3 If Tenant requests Landlord’s consent to an assignment of this Lease or a subletting of all or any part of the Premises, Tenant shall submit to Landlord the following information for the proposed assignee or subtenant: (1) their name and address (including the name and phone number of two principals or managers of the assignee); (2) the terms of the proposed assignment or sublease; (3) the nature of their business; (4) their three (3) most recent audited annual financial statements; (5) their certificate of formation; (6) their tax identification (“EIN”) number, and (7) such other information as to their fiscal health and general reputation as Landlord may reasonably require.

12.4 Upon the receipt of such request and information from Tenant, Landlord shall have the option to be exercised in writing within thirty (30) days after such receipt, to either (1) cancel and terminate this Lease, if the request is to assign this Lease, or to sublet all of the Premises for the balance of the Term (or substantially the balance of the Term), or if the request is to sublet a portion of the Premises only, to cancel and terminate this Lease with respect to such portion, in each case as of the date set forth in Landlord’s notice of exercise of such option (the “Recapture Right”); or (2) to grant said request; or, (3) to deny such request. Notwithstanding the foregoing, provided the sublet is (x) not for the balance of the Term (or substantially the balance of the Term); (y) Tenant expressly intends on re-entering the Premises upon expiration of the sublease; and (z) the named Tenant remains obligated for Tenant’s performance under this Lease, Landlord agrees to waive its Recapture Right. Landlord shall provide written notice to Tenant of its intent to exercise the Recapture Right within ten (10) business days after Landlord’s receipt of Tenant’s request. In the event Landlord provides such written notice to Tenant of its intent to exercise the Recapture Right, Tenant shall have the right within five (5) business days after Tenant’s receipt of Landlord’s notice that it is exercising its Recapture Right, to withdraw Tenant’s request to assign the Lease or sublet the Premises and this Lease shall remain in full force and effect.

12.5 In the event Landlord shall cancel this Lease, Tenant shall surrender possession of the Premises, or the portion of the Premises which is the subject of the request, as the case may be, on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Premises. If the Lease shall be canceled as to a portion of the Premises only, the Base Rent and Additional Rent payable by Tenant hereunder shall be reduced proportionately according to the ratio that the number of square feet in the portion of space surrendered bears to the square feet in the rentable square footage of the Premises.

12.6 In the event that Landlord shall consent to a sublease or assignment pursuant to the request from Tenant, Tenant shall cause to be executed by its assignee or subtenant (1) an agreement to perform faithfully and to assume and be bound by all of the terms, covenants, conditions, provisions, and agreements of this Lease for the period covered by the assignment or sublease and in the event of sublease, to the extent of the space sublet and (2) as to assignments only, a landlord consent to assignment in a form acceptable to Landlord memorializing Landlord’s approval of the assignee. An executed copy of each sublease or assignment and assumption of performance by the sublessee or assignee, on a form acceptable to Landlord, shall be delivered to Landlord within thirty (30) days prior to the commencement of occupancy set forth in such assignment or sublease. No such assignment or sublease shall be binding on Landlord until Landlord has received such copies as required herein.

12.7 Except as may otherwise be expressly provided in this Lease, in no event shall any assignment or subletting (whether or not Landlord may have consented), release or relieve Tenant from its obligations to fully perform all of the terms, covenants, and conditions of this Lease on its part to be performed, unless otherwise agreed in writing by Landlord.

12.8 Without otherwise restricting the grounds upon which Landlord may otherwise withhold its consent, Landlord shall not be deemed to have unreasonably withheld its consent to such an assignment or subletting if Landlord Consent Requirements are not satisfied. Furthermore, Landlord may withhold its consent if, in its judgment, it determines that:

(a) The proposed new use of the Premises is not, in Landlord’s reasonable opinion, appropriate for the Building or in keeping with the character of the existing tenancies or is expressly prohibited under the terms of this Lease.

(b) The proposed assignee’s use or occupancy will make unreasonable or excessive demands on the Building’s services, maintenance or facilities or will cause excessive traffic or unacceptable increase in density of traffic of the building.

(c) Less than fifty (50%) percent of the rentable square footage of the Building is then rented.

12.9 As used herein, “Landlord’s Consent Requirements” shall mean the following minimum requirements which must be met by Tenant before Landlord shall consent to an assignment of the Lease or subletting of part of the Premises:

(a) In the event of a sublease, Tenant shall only be permitted to have one sublease in effect at any given time during the Term. All subleases must terminate at least one day prior to the Expiration Date.

(b) In the event of an assignment, the assignment shall be for the entire Premises and shall be applicable for the entire balance of the unexpired Term.

(c) If the Landlord shall consent to any subletting or assignment, in accordance with the terms of this Article, fifty (50%) percent of any rents or other consideration received by the Tenant in excess of the rents, (less any brokerage commissions, reasonable free rent or allowances to the subtenant or assignee) shall be paid by Tenant to Landlord.

(d) Landlord shall not be obligated to entertain or consider any request by Tenant to any proposed assignment of this Lease or sublet of the Premises unless each such request by Tenant is accompanied by a nonrefundable fee payable to Landlord in the amount of Two Thousand Five Hundred Dollars ($2,500.00) to cover Landlord’s administrative costs and expenses in processing each such request by Tenant. In the event Landlord’s actual third-party costs, as evidenced by written receipts or invoices issued by such third party, in processing any assignment or sublease request exceed $2,500.00, Tenant shall reimburse Landlord the excess costs within thirty (30) days after receipt of Landlord’s invoice for such excess costs, provided such excess costs are commercially reasonable. However, neither Tenant’s payment nor Landlord’s acceptance of the non-refundable fee shall be construed to impose any obligation whatsoever upon Landlord to approve Tenant’s request, and the costs provided in this Section shall be due whether Landlord consents to or denies the assignment or sublease request, or Landlord elects to cancel this Lease as permitted under this Article 12.

12.10 Without limiting the provisions of Article 18 of this Lease, if pursuant to the Federal Bankruptcy Code (or any similar law having the same general purpose), or if pursuant to any state insolvency or bankruptcy law, Tenant is permitted to assign this Lease, notwithstanding the restrictions contained herein, then, adequate assurance of future performance by an assignee expressly permitted under such code or law shall be deemed to mean the deposit of cash security in an amount equal to the sum of one (1) year’s Base Rent and Additional Rent for the next succeeding twelve (12) months (which Additional Rent shall be reasonably estimated by Landlord), which deposit shall be held by Landlord for the balance of the Term, without interest, as an additional Security Deposit, for the full performance of all of Tenant’s obligations under this lease, to be held and applied in the manner set forth in Article 33 of this Lease.

12.11 Notwithstanding anything to the contrary contained in this Article 12, Tenant shall have the right, without Landlord’s consent, but subject to the terms of this Section 12.11 to assign this Lease or to sublet the entire Premises to the following (each, a “Permitted Transfer”) (a) an entity directly or indirectly controlling or controlled by Tenant or under common control with Tenant or Tenant’s parent company (if any), or (b) a party which acquires all or substantially all of the assets of Tenant or Tenant’s shares, membership interests or partnership interests (each of the parties described in (a) and (b) shall hereinafter be referred to as a “Permitted Transferee”). In addition, each Permitted Transfer under this Section 12.11 shall be subject to the following conditions: (a) no proposed Permitted Transfer shall be effective if a default or Event of Default has occurred and is continuing under this Lease; (b) no proposed assignment or sublease may be undertaken for purposes of circumventing Tenant’s liability under this Lease; (c) Tenant shall remain primarily liable under this Lease, unless otherwise agreed in writing by Landlord; (d) for an assignment, the tangible net worth (excluding goodwill) of the Permitted Transferee that becomes the new tenant under this Lease must be equal to or greater than the tangible net worth of Tenant as of the date of this Lease or the day before the Permitted Transfer (whichever is greater); and (e) Landlord shall have received an executed copy of all documentation effecting such Permitted Transfer on or before its effective date. In the event of Permitted Transfer, Landlord waives its Recapture Right. Any transfer to a Permitted Transferee does not relieve original Tenant of its obligations under this Lease, unless otherwise agreed in writing by Landlord. The provisions of this Section 12 shall not apply to an initial public offering of Tenant, provided, however, Tenant shall provide Landlord with written notice of a public offering within a reasonable amount of time after disclosure of the public offering.

ARTICLE 13

SURRENDER

13.1 Upon the Expiration Date or prior expiration of this Lease, Tenant shall remove all of its personal property and data or voice wiring/cabling, and any telecommunications infrastructure, any Tenant Improvements required to be removed by Tenant in accordance with this Lease, and any other items required to be removed by any Legal Requirements or Governmental Authority in order to make the Premises ready for leasing to a subsequent tenant, and repair all damage caused thereby, and peaceably and quietly quit and surrender to Landlord the Premises, broom clean, in as good condition as on the Commencement Date, normal wear and tear, damage by casualty or condemnation, repairs and replacements by Landlord, alterations, additions, and improvements permitted hereunder, excepted, free and clear of all occupancies. Tenant’s obligations to observe or perform this covenant shall survive the Expiration Date or prior expiration of the Term. If the Expiration Date falls on a Sunday or a legal holiday, this Lease shall expire at 12p.m. on the business day first preceding said date. All trade fixtures, equipment, furniture, personal property not so removed by Tenant, will conclusively be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant or to any other person and without obligation to account for them. Tenant shall pay Landlord all expenses incurred in connection with Landlord’s disposition of such property, including without limitation the cost of repairing any damage to the Premises caused by removal of such property in addition to an administrative fee equal to twenty-five (25%) of Landlord’s actual costs incurred to remove Tenant’s property or repair damage to the Premises caused by such removal.

ARTICLE 14

HOLDING OVER

14.1 If Tenant holds possession of the Premises beyond the Expiration Date or prior expiration of the Lease Term, Tenant shall become a tenant from month-to-month, provided, however Tenant shall be responsible to pay “Holdover Rent” as hereinafter provided for the month-to-month tenancy. If Tenant holds over after the end of the Lease Term without Landlord’s written consent, then in addition to all other remedies available to Landlord, Tenant shall pay Landlord the following Basic Rent and Additional Rent amounts as “Holdover Rent” (i) 150% of the Basic Rent due for the last full month prior to the Expiration Date for the first three months of any holdover, and (ii) 200% of the Basic Rent due for the last full month prior to the Expiration Date for any additional month of holdover thereafter, plus Additional Rent as otherwise payable under this Lease during such hold over for the entire period in which Tenant retains possession of the Premises. Nothing contained in this Lease shall be construed as a consent by Landlord to the occupancy or possession by Tenant of the Premises beyond the Expiration Date or prior expiration of the Term, and Landlord, upon said Expiration Date or prior expiration of the Term shall be entitled to the benefit of all legal remedies that now may be in force or may be hereafter enacted relating to the speedy repossession of the Premises. In addition, Tenant shall indemnify and hold Landlord harmless from and against any loss, cost, liability or expense, including, but not limited to, attorney’s fees resulting from such failure to vacate and also including any claims made by any succeeding tenant founded on such failure to vacate. Notwithstanding anything to the contrary herein, Tenant may be deemed to be in possession of the Premises and responsible for the payment of Basic Rent and Additional Rent in accordance with this Article, if Landlord determines that Tenant failed to surrender the Premises in accordance with Article 13.

ARTICLE 15

LANDLORD’S SERVICES

15.1 Landlord’s Services.

(a) Throughout the Term, Landlord shall furnish to Tenant the services set forth in this Lease, which services are covered by the Base Rent and Additional Rent where appropriate under Section 7.3.. Without limiting the generality of the foregoing, the services shall include:

(i) Air heating, ventilation, and air conditioning for the Premises;

(ii) Automatic passenger and freight elevators providing service leading to the floor on which the Premises is located;

(iii) Building maintenance as specified in the Building Maintenance Specifications annexed hereto as Exhibit E, which Exhibit E shall be subject to reasonable revision by Landlord provided such revision does not materially dimmish the quality of such service;

(iv) Maintenance and repair as required under Section 10.2;

(v) Hot and cold water sufficient for drinking, lavatory, toilet, and ordinary cleaning purposes;

(vi) Extermination and pest control when necessary (excluding any extermination or pest control necessitated by the acts or omissions of Tenant); and

(vii) Sewer.

(b) Air heating and air cooling shall be furnished only between the hours of (1) 8:00 a.m. and 6:00 p.m. Mondays through Fridays, and (2) Saturdays, upon twenty-four (24) hour advance written notice to Landlord, from 8:00 a.m. until 1:00 p.m. Air heating and air cooling shall not be furnished on Sundays and Building Holidays. Air cooling shall be provided only from April 1st through October 15th, and then only when weather conditions require.

(c) If Tenant shall request the use of air heating or cooling at any times other than the hours provided herein for such service (“Overtime HVAC”), Landlord shall furnish such to Tenant provided that: (1) Tenant pays to Landlord as Additional Rent in advance, the special overtime charge of $75.00 per zone, per hour for the Overtime HVAC, subject to prorated increase in the charge and surcharge for electric energy by the public utility supplying same to the Building; and (2) Tenant’s written request shall be received by Landlord by 1:00 p.m. of the day before such service is required.

(d) Tenant shall reimburse Landlord for Landlord’s cost of removal from the Premises, the Building or the Property, of any excess refuse and rubbish of Tenant and Tenant shall pay all bills therefore within ten (10) days after same are rendered.

(e) Tenant will have access to the Building and the Premises to conduct its business operations 24 hours per day, 365 days per year. The Building is equipped with an automatic door locking system locks the building during non-Business Hours and remains locked until Monday at 8:00 AM. Tenant shall have access to the Building outside of Business Hours via a key-card entry system (or a similar system which may be installed by Landlord) on a 24/7 basis.

15.2 Electricity.

(a) Throughout the Term, Landlord agrees to redistribute electrical energy to the Premises (not exceeding the present electrical capacity at the Premises), upon the following terms and conditions:

(i) Tenant shall pay for such electrical energy as set forth in the FUNDAMENTAL LEASE PROVISIONS (“Tenant Electric”), subject to subsection (3) below. Tenant agrees that Landlord shall have the right at any time during the Term, at Landlord’s expense, to cause the Premises to be surveyed by an independent electrical engineering consultant selected by Landlord and reasonably acceptable to Tenant to produce a survey of the electric power demand of all electric lighting fixtures and equipment of Tenant used in the Premises to determine the average monthly electric consumption thereof. The findings of said consultant as to the average monthly electric consumption of Tenant shall be conclusive and binding on the parties hereto. After said consultant has submitted its report, Tenant shall pay to Landlord, within ten (10) days after demand therefore by Landlord, the amount determined by said consultant as owing during the months in which said survey was being conducted and, thereafter, on the first day of every month, in advance, the amount set forth as the monthly consumption in said report. If the survey indicates that Tenant’s Electric payment was in excess of its monthly usage set forth in the survey, Landlord shall credit the cumulative balance of such over payments to Tenant’s future payments of monthly Tenant Electric charges. All payments made hereunder shall be treated as Additional Rent. Tenant agrees that the electric supply may be interrupted for inspection, repairs, replacement and in emergencies, as reasonably required by Landlord or Governmental Authorities. In the event that there shall be an increase or decrease in the rate schedule of the public utility for the supply of electric energy to the Building or the imposition of any tax with respect to such electric energy or increase in such tax following the Commencement Date, the Tenant Electric set forth in the Fundamental Lease Provisions may be equitably adjusted by Landlord upon written notice to Tenant to reflect the resulting increase, decrease, or tax.

(ii) Tenant covenants that its use of electricity in the Premises shall be limited to and for the operation of (a) the Building Standard lighting, and (b) modern office equipment, including for example, personal computers, copying and fax machines, internet routers and other small office equipment. Tenant shall notify Landlord, in advance, if any of Tenant has any specialized equipment which may require electric capacity in excess of typical small office equipment, and Landlord reserves the right to require Tenant pay for the cost of separately metering the Premises (or portion thereof). Tenant shall not substantially increase its electricity use through the addition of office equipment or machines without first obtaining the written consent of Landlord.

(iii) In no event shall Landlord be required or obligated to increase the electrical capacity of any portion of the Building’s system, or to provide any additional wiring or capacity to meet Tenant’s additional requirements, if any, beyond that which was servicing the Premises at the Commencement Date. Tenant’s use of electric energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or serving the Premises. Tenant shall make no alteration to the existing electrical equipment or connect any fixtures, appliances, or equipment in addition to the equipment permitted in this Section 15.2(a) without the prior written consent of Landlord in each instance. Should Landlord grant such consent, all additional risers or other equipment required therefore shall be provided by Landlord and the cost thereof shall be paid by Tenant upon Landlord’s demand. As a condition to granting such consent, Landlord may require an increase in the Additional Rent by an amount which will reflect the cost of the additional equipment and service to be furnished by Landlord. If Landlord and Tenant agree to such increase the Additional Rent increase shall be determined by an independent electrical engineer, to be selected by Landlord and whose services shall be paid for by Tenant.

(iv) Landlord reserves the right to discontinue furnishing electric energy to Tenant at any time if directed to do so by any public utility company or Governmental Authority upon not less than one hundred twenty (120) days written notice to Tenant (or such shorter period of time as Landlord may be so directed). If Landlord exercises such right of termination, this Lease shall continue in full force and effect and Tenant shall then obtain such electric energy by means of the then-existing Building system feeders, risers, and wiring to the extent that the same are available, suitable, and safe for such purposes and Tenant will no longer be liable for Tenant Electric for that portion of the Premises which has metered electric. All meters and additional panel boards, feeders, risers, wiring, and other conductors and equipment which may be required to obtain electric energy from the public utility company shall be installed and maintained by Tenant at its sole expense.

(v) Landlord shall not be liable in any way to Tenant, Tenant’s agents, servants, employees, invitees or licensees, for any loss, damage, or expense which Tenant, Tenant’s agents, servants, employees, invitees or licensees, may sustain or incur as a result of any failure, defect, or change in the quantity or character of electricity furnished to the Premises or if such quantity or character of electricity furnished to the Premises is no longer available or suitable for Tenant’s requirements or due to any cessation, diminution or interruption of the supply thereof. The failure of Landlord to furnish any service hereunder shall not be construed as a constructive eviction of Tenant and shall not excuse Tenant from failing to perform any of its obligations hereunder and shall not give Tenant any claims against Landlord for damages for failure to furnish such service.

15.3 Excessive Use or Occupancy. If Landlord determines, in its reasonable judgment, that Tenant’s use or occupancy of the Premises, including, but not limited to increases in employee head count that occur during the Term, cause disproportionate increases to Landlord’s costs to provide services to the Premises under this Article 15, Landlord may upon written notice to Tenant impose on Tenant a reasonable monthly surcharge in proportion to the increased service charges incurred by Landlord in the event Tenant fails to curtail its usage within thirty (30) days after such written notice.

15.4 Amenities. During the Term, Landlord agrees that (a) the café serving the Building will be open and operating on business days during breakfast and lunch hours; and (b) the fitness center serving the Building will be open for a reasonable number of hours during the week. The café and the fitness center shall be subject to closures for Building Holidays, during any periods of restoration or renovation, or in the event of a change of operator. Subject to the foregoing permitted closures, Landlord agrees that if the café does not operate as required in this section, after Tenant provides Landlord with written notice of the operational failures and reasonable cure period, Tenant may introduce a café operator with appropriate experience operating a corporate cafe, to operate the café. The substitute café operator shall be subject to Landlord’s approval, which shall not be unreasonably withheld or conditioned, and the subsidy provided the substitute café operator shall not be more than the prior or outgoing café operator. Upon approval, Landlord agrees to reasonably cooperate with the substitute café operator to document the agreement between the substitute café operator and Landlord.

15.5 Remedies for Interruptions in Services. For the purposes of this Article 15, if due to the acts or omissions of Landlord, or any officer, employee, or agent of Landlord, a suspension or stoppage of an Essential Service (as hereinafter defined) shall occur, and the suspension or stoppage of an Essential Service continues for a period of more than six (6) consecutive business days after Landlord’s receipt of written notice from Tenant that there is a suspension or stoppage of an Essential Service (a “Service Interruption”), commencing on the seventh (7th) business day after Landlord’s receipt of Tenant’s notice, Base Rent shall be abated in proportion to the impact on the continued operation in the ordinary course of Tenant’s business until the day the Service Interruption is cured (or such earlier date, if any, as Tenant shall reoccupy all or any portion of the Premises for the conduct of its business); provided, however, that if any part of the Premises is not untenantable or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of the Base Rent abatement shall be equitably prorated. Notwithstanding anything to the contrary contained in this section, in order for Tenant to receive a Base Rent abatement due to a Service Interruption (i) all or a material part of the Premises must be reasonably untenantable, or the operation of Tenant’s business in the Premises is materially and adversely affected, and (ii) Tenant must actually cease to use the Premises (or the affected portion of the Premises, if only a portion of the Premises is affected by the Service Interruption) during the entirety of Service Interruption period.

(a) The term “Essential Services” shall mean the following services Landlord is required to provide for the Premises in accordance with this Article 15: elevator service, water and sewer service, HVAC service, and/or electricity. The rights granted to Tenant hereunder this Section 15.5 shall be Tenant’s sole and exclusive remedy resulting from a Service Interruption. This Section 15.5 shall not apply to matters arising as the result of a fire, casualty, or taking, which shall be controlled by those provisions of this Lease.

(b) The provisions of this Section 15.5 shall not apply to any suspension or stoppage of an Essential Service arising from work or services requested by Tenant or required to be performed by Landlord as part of its obligations under this Lease, provided, however, if Landlord is negligent in its performance of the work or services referred to in this subparagraph (b), and as a result, the duration of Landlord’s work or services exceeds what is usual and customary, the excess time may be used in calculating an Service Interruption.

ARTICLE 16

QUIET ENJOYMENT

16.1 Landlord covenants and agrees that, upon the performance by Tenant of all of the covenants, agreements, and provisions hereof on Tenant’s part to be kept and performed, Tenant shall have, hold, and enjoy the Premises, subject and subordinate to the rights set forth in Article 18, free from any interference whatsoever by, from, or through the Landlord, provided, however, that no diminution or abatement of the Base Rent, Additional Rent, or other payment to Landlord shall be claimed by or allowed to Tenant for inconvenience or discomfort arising from the making of any repairs, improvements or additions to the Premises or the Property, nor for any space taken to comply with any Legal Requirements or order of any Governmental Authority, except as and if expressly provided for herein. Lease does not grant any rights to air and light outside the Premises and Tenant hereby acknowledges that the covenants established in this Article 16 shall not afford Tenant any such rights to air or light.

ARTICLE 17

DEFAULT

17.1 Each of the following, whether occurring before or after the Commencement Date, shall be deemed an “Event of Default” by Tenant and a breach of this Lease: (i) failure by Tenant to pay Landlord when due the Base Rent, Additional Rent or any other sum by the time required by the terms of this Lease which failure is not cured within five (5) business days after written notice thereof from Landlord; (ii) a failure by Tenant in the performance of any other term, covenant, agreement or condition of this Lease on the part of Tenant to be performed, which failure, if curable, is not cured within thirty (30) days (or such longer period as may be necessary, so long as Tenant is diligently and continuously undertaking such cure) after written notice thereof from Landlord; (iii) the filing of a petition by or against Tenant for adjudication as a bankrupt, or for reorganization, or for arrangement under any bankruptcy act; (iv) the commencement of any action or proceeding for the dissolution or liquidation of Tenant, whether instituted by or against Tenant, or for the appointment of a receiver or trustee of the property of Tenant under any state or federal statute for relief of debtors; (v) the making by Tenant of an assignment for the benefit of creditors; (vi) [reserved]; (vii) the filing of a tax lien or a mechanics’ lien against the Building, Premises or any property of Landlord (excluding any mechanics’ lien for which Landlord is responsible), which filing is not bonded or removed within fifteen (15) days after notice thereof from Landlord; and (viii) Tenant’s causing or permitting the Premises to be vacant, for a period in excess of thirty (30) days or abandonment of the Premises by Tenant.

17.2 Notwithstanding anything herein to the contrary, Landlord shall not be required to provide Tenant with more than two (2) written notices of an Event of Default during the Term of this Lease arising under Section 17.1, subsection (i). For all other Events of Default, Landlord shall not be required to provide Tenant with more than two (2) written notices of a non-monetary Event of Default during each Lease Year if the nature of the non-monetary default remains the same.

17.3 Landlord shall be in default of this Lease in the event Landlord fails to perform any material term, covenant, agreement or condition of this Lease on the part of Landlord to be performed, which failure, if curable, is not cured within thirty (30) days (or such longer period as may be necessary, so long as Landlord is diligently and continuously undertaking such cure) after written notice thereof from Tenant. Upon such Landlord default, Tenant shall be entitled to exercise any rights or remedies available to Tenant under applicable law or in equity.

ARTICLE 18

LANDLORD’S RIGHTS UPON TENANT’S DEFAULT

18.1 Upon an Event of Default by Tenant the following provisions shall apply and Landlord shall have the rights and remedies set forth therein which rights and remedies may be exercised upon or at any time following the occurrence of an Event of Default unless, prior to such exercise, such Event of Default has been cured by Tenant in all respects.

18.2 Landlord shall have the right, subject to any duty Landlord has under applicable Legal Requirements to mitigate its damages, to sue for unpaid Base Rent, Additional Rent and for all other sums owed to Landlord, or to accelerate all Base Rent and all expense installments due hereunder and otherwise payable in installments over the remainder of the Term, and, at Landlord’s option, any other Additional Rent and/or other charges to the extent that such Additional Rent and/or other charges can be determined and calculated to a fixed sum; and the amount of accelerated rent and other charges, without further notice or demand for payment, shall be due and payable by Tenant within five (5) days after Landlord has so notified Tenant. Additional Rent and/or other charges which has not been included, in whole or in part, in accelerated rent, shall be due and payable by Tenant during the remainder of the Term, in the amounts and at the times otherwise provided for in this Lease.

18.3 Notwithstanding the foregoing or the application of any rule of law based on election of remedies or otherwise, if Tenant fails to pay the accelerated rent in full when due, Landlord thereafter shall have the right by notice to Tenant, (i) to terminate Tenant’s further right to possession of the Premises and (ii) to terminate this Lease under Section 18.4 below; and if Tenant shall have paid part but not all of the accelerated rent, the portion thereof attributable to the period equivalent to the part of the Term remaining after Landlord’s termination of possession or termination of this Lease shall be applied by Landlord against Tenant’s obligations owing to Landlord as determined by the applicable provisions of Sections 18.5 and 18.6 below.

18.4 By notice to Tenant, Landlord shall have the right to terminate this Lease as of a date specified in the notice of termination and in such case, Tenant’s rights, including any based on any option to renew, to the possession and use of the Premises shall end absolutely as of the termination date specified in such notice; and this Lease shall also terminate in all respects except for the provisions hereof regarding Landlord’s damages and Tenant’s liabilities arising prior to, out of and following the Event of Default and the ensuing termination.

18.5 Following such termination (as well as upon any other termination of this Lease by expiration of the Term or otherwise) Landlord immediately shall have the right to recover possession of the Premises; and to that end, Landlord may enter the Premises and take possession, without the necessity of giving Tenant any notice to quit or any other further notice, with or without legal process or proceedings, and in so doing Landlord may remove Tenant’s property (including any improvements or additions to the Premises which Tenant made, unless made with Landlord’s consent which expressly permitted Tenant to not remove the same upon expiration of the Term), as well as the property of others as may be in the Premises, and make disposition thereof in such manner as Landlord may deem to be commercially reasonable and necessary under the circumstances.

18.6 Unless and until Landlord shall have terminated this Lease under Section 18.4 above, Tenant shall remain fully liable and responsible to perform all of the covenants and to observe all the conditions of this Lease throughout the remainder of the Term; and, in addition and without regard to whether Landlord shall have terminated this Lease, Tenant shall pay to Landlord, upon demand and as Additional Rent, the total sum of all costs, losses and expenses, including reasonable counsel fees, as Landlord incurs, directly or indirectly, because of any Event of Default having occurred.

18.7 If Landlord either terminates Tenant’s right to possession without terminating this Lease or terminates this Lease and Tenant’s leasehold estate as above provided, Landlord shall have the unrestricted right to relet the Premises or any part(s) thereof to such tenant(s) on such provisions and for such period(s) as Landlord may deem appropriate. It is understood that Landlord shall have no obligation to have the Premises available for reletting or otherwise endeavor to relet so long as Landlord (or any related entity) has other comparable vacant space or property available for leasing to others and that notwithstanding non-availability of other space or property Landlord’s obligation to mitigate damages shall be limited to such efforts as Landlord, in its sole reasonable judgment, deems appropriate.

18.8 The damages which Landlord shall be entitled to recover from Tenant shall be the total of:

(a) all Base Rent, Additional Rent and other charges accrued and unpaid as of the termination date; and

(b) (i) all costs and expenses incurred by Landlord in recovering possession of the Premises, including removal and storage of Tenant’s property, improvements and alterations therefrom, (ii)

the costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the expiration of the Term, or, in lieu thereof, the costs and expenses of remodeling or altering the Premises or any part for reletting the same, (iii) the costs of reletting (exclusive of those covered by the foregoing (ii)), including brokerage fees and reasonable counsel fees, and (iv) any overhead expenses related to the vacancy of the Premises for each month or part between the date of termination and the reletting of the entire Premises; and

(c) all Base Rent, Additional Rent and other charges to the extent that the amount(s) of Additional Rent or other charges have been determined otherwise payable by Tenant over the remainder of the Term; and

(d) any Base Rent which would otherwise have been payable during any free rent or Rent Concession period.

(e) less, deducting from the total determined under subparagraphs (a), (b), (c) and (d) all rent and all other Additional Rent to the extent determinable as aforesaid, (to the extent that like charges would have been payable by Tenant) which Landlord receives from other tenant(s) by reason of the leasing of the Premises or part during or attributable to any period falling within the otherwise remainder of the Term.

(f) The damage sums payable by Tenant under the preceding provisions of this Section shall be payable on demand from time to time as the amounts are determined.

18.9 In lieu of the damages payable in subparagraph (a), (b), (c), and (d) of Section 18.8, in the event Landlord so elects or relets the Premises (or part thereof) during or attributable to any period falling within the otherwise remainder of the Term, Landlord shall be entitled to recover from Tenant, in a single action, as liquidated damages for such sum (in addition to the damages otherwise set forth herein), an amount calculated to equal the damages set forth in such subparagraph (a), (b), (c), and (d), provided that for the purpose of calculating said liquidated damage amount, Additional Rent and other charges shall be fixed, from the date of such election or commencement of reletting, as the amount of Additional Rent and other charges which would have been paid by Tenant, had Tenant not defaulted, as of the date of such election or commencement of reletting and, the deduction, if any, therefrom as set forth above shall be the fair market rental value of the Premises at the date of such election or the then fixed rent payable by the terms of such reletting as the case may be.

18.10 Any sums payable by Tenant hereunder, which are not paid after the same shall be due, shall bear interest from that day until paid at the Lease Interest Rate.

18.11 Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease.

18.12 In addition to any applicable lien, none of which are to be deemed waived by Landlord, Landlord may, subject to any and all Legal Requirements, in addition to any other remedies provided herein and through proper judicial process, enter upon the Premises and take possession of any and all goods, wares, equipment, fixtures, furniture, improvements and other personal property of Tenant situated on the Premises, without liability for trespass or conversion, and sell the same at public or private sale, with or without having such property at the sale, after giving Tenant reasonable notice of the time and place of any public sale or of the time after which any private sale is to be made, at which sale Landlord or its assigns may purchase unless otherwise prohibited by Legal Requirements. Unless otherwise provided by Legal Requirements, and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable notice shall be met if such notice is given in the manner prescribed in Article 25 of this Lease at least seven (7) days before the time of sale. The proceeds from any such disposition, less any and all expenses connected with the taking of possession, holding and selling of the property (including reasonable attorney’s fees and other expenses), shall be applied as a credit against the indebtedness secured by the security interest granted herein. Any surplus shall be paid to Tenant or as otherwise required by Legal Requirements; and Tenant shall pay any deficiencies forthwith.

18.13 For the purpose of this Article 18, in the event of Tenant’s voluntary or involuntary bankruptcy, should the Tenant as Debtor-in-Possession or a Trustee appointed by the Bankruptcy Court, attempt to provide adequate assurance of Tenant’s ability to continue to operate out of the Premises, adequate assurance shall mean, at a minimum, the following:

(a) The Trustee or Debtor-in-Possession has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Debtor-in-Possession will have sufficient funds to fulfill the obligations of Tenant under this Lease, and to keep the Premises properly staffed with sufficient employees to conduct a fully operational, actively promoted business in the Premises; and

(b) The Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Debtor-in-Possession shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Tenant, Trustee or Debtor-in-Possession, acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Debtor-in-Possession to cure the monetary and/or non-monetary defaults under this Lease within the time periods set forth above.

ARTICLE 19

LANDLORD’S REMEDIES CUMULATIVE; EXPENSES

19.1 All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by Legal Requirements. For the purposes of any suit brought or based hereon, at Landlord’s option, this Lease shall be construed to be a divisible contract, to the end that if Landlord so elects successive actions may be maintained on this Lease as successive periodic sums mature hereunder.

19.2 Tenant shall pay, upon demand, all of Landlord’s costs, charges and expenses, including reasonable fees of counsel, agents and others retained by Landlord, incurred in enforcing Tenant’s obligations hereunder.

ARTICLE 20

SUBORDINATION, ESTOPPEL AND ATTORNMENT

20.1 This Lease is subject and subordinate to the lien of any and all Underlying Encumbrances which may now or hereafter encumber or otherwise affect the Property or Landlord’s leasehold therein, and to any and all renewals, extensions, modifications, recasting or refinancing thereof. This clause shall be self-operative and no further instrument of subordination need to be required by any mortgagee, trustee or ground lessee. Nevertheless, if requested by Landlord, Tenant shall promptly execute such subordination certificate or other subordination document requested. Landlord may execute said certificate or other document on behalf of Tenant if Tenant does not execute said certificate or other document within five (5) business days after receiving it and Tenant hereby designates Landlord its attorney-in-fact for such purpose. Tenant agrees that if any proceedings are brought for the foreclosure of any such mortgage, Tenant if requested to do so by the purchaser at the foreclosure sale or the grantee of any deed given in lieu of foreclosure, shall attorn to such purchaser or grantee, shall recognize the purchaser or grantee as the Landlord under this Lease, and shall make all payments required hereunder to such new Landlord without any deduction or set-off or any kind whatsoever. Tenant agrees that if any proceedings are successfully brought for the termination of any ground lease, or if any other remedy is successfully exercised by any ground lessor whereby the ground lessor succeeds to the interests of tenant under the ground leases, Tenant, if requested to do so by the ground lessor, shall attorn to the ground lessor, shall recognize the ground lessor as the Landlord under this Lease, and shall make all payments required hereunder to such new Landlord without deduction or set-off.

20.2 Prior to the Commencement Date, Landlord shall obtain a non-disturbance agreement from the Encumbrance Holder, providing among other things, the subordination reflected in Section 20.1, and that the Lease shall not terminate and the rights of possession of Tenant shall not be disturbed upon termination of the Underlying Encumbrance so long as Tenant is not in default (beyond applicable notice and cure period) (an “SNDA”). Such form of SNDA shall be on the Encumbrance Holder’s then-current standard form. Tenant may request reasonable changes to the Encumbrance Holder’s standard form of SNDA. Landlord agrees to request such reasonable changes to the form of SNDA, however, Tenant acknowledges and agrees that the Encumbrance Holder may refuse to agree to such changes and in such event, Tenant shall accept the form of SNDA provided by the Encumbrance Holder, and this Lease shall nevertheless automatically be subordinate to such Underlying Encumbrance. Tenant shall be responsible for all fees charged by the Encumbrance Holder, including legal fees, in connection the delivery of an SNDA or review of changes to the form of SNDA requested by Tenant. In the event Tenant requests revisions to the Encumbrance Holder’s form of SNDA, and the Encumbrance Holder charges Landlord fees associated with negotiating revisions to the form of SNDA, Tenant shall be responsible to pay such charges within ten (10) days after Landlord’s demand.

20.3 Tenant agrees at any time and from time to time upon not less than ten (10) business days prior written request by Landlord, to execute, acknowledge and deliver to Landlord’s a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same are in full force and effect as modified and stating the modifications) and the dates to which the Base Rent and Additional Rent have been paid, and stating whether Tenant knows of any default by Landlord under this Lease, and, if so, specifying each such known default, it being intended that any such statement delivered pursuant to this paragraph 21.2 may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of Landlord’s interest or assignee of any mortgage upon Landlord’s interest in the Property.

20.4 If, in connection with obtaining or continuing financing on the Premises, the Property, or improvements thereto, any Encumbrance Holder shall request reasonable modifications to this Lease as a condition to such financing, Tenant agrees to promptly execute a modification document incorporating such modifications; provided that said modifications do not increase the monetary obligations of the Tenant or materially adversely affect the Tenant’s use of the Premises.

ARTICLE 21

DAMAGE BY FIRE OR OTHER CASUALTY

21.1 If the Premises shall be damaged by fire or other casualty:

(a) Except as otherwise provided in subsection (b) hereof, the damage shall be repaired by and at the expense of Landlord (subject to the receipt of applicable insurance proceeds) and the Base Rent and Additional Rent until such repairs shall be made shall be equitably abated according to the part of the Premises which is usable by Tenant, Landlord agrees, at its expense, to repair promptly any damage to the Premises, except that Tenant agrees to repair or replace its own furniture, furnishings and equipment. No penalty shall accrue due to an Excusable Delay.

(b) If the Premises are totally damaged or are rendered wholly untenantable by fire or other casualty, or if Landlord’s architect certifies that it cannot be repaired within nine (9) months of the casualty or if Landlord shall decide not to restore or repair same, or shall decide to demolish the Building or to rebuild it, then Landlord shall, within four (4) months after such fire or other casualty, give Tenant a notice of such circumstance or decision, and thereupon the Term shall expire ten (10) days after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord.

(c) If Landlord fails to complete the repair and restoration of the Premises within nine (9) months from the date of the casualty (subject to Excusable Delays) then Tenant shall have the right to cancel and terminate this Lease upon the delivery of a notice to Landlord delivered within fifteen (15) days after the expiration of the aforesaid nine (9) month period.

(d) Landlord agrees that it shall diligently pursue all repair and restoration work required on its part to be completed hereunder.

21.2 If the Premises shall be damaged by fire or other casualty arising from the negligence of Tenant or its servants, agents, employees, invitees or licensees then Tenant shall be responsible for any of Landlord’s out of pocket administrative costs and any uninsurable loss, including but not limited to any deductible paid by Landlord under policies of insurance obtained by Landlord and Tenant shall continue to be responsible to pay Base Rent and Additional Rent without abatement for the entire Term otherwise applicable. If said damage is also not covered under the policy or policies of insurance issued to Landlord or Tenant then, (1) Tenant may be held liable to Landlord for the cost of repair and restoration of the Property and any incidental damages associated with such damage, including lost rents from other tenants in the Building, (2) Landlord shall have the option but not the obligation to restore or rebuild the same or to terminate this Lease and (3) Tenant shall have no right to cancel and terminate this Lease.

21.3 Tenant shall give Landlord immediate notice in case of fire or accident on the Premises or, in case of fire or accident involving Tenant, its servants, agents, employees, invitees, or licensees, in the Building or on the Property.

ARTICLE 22

MUTUAL WAIVER OF SUBROGATION

22.1 Notwithstanding anything to the contrary contained elsewhere in this Lease, Landlord and Tenant each agree to, and hereby do, waive all rights of recovery, claims, and causes of action against the other (including their respective agents, offices, employees, and insurance company insuring the other party by way of subrogated rights or otherwise) for any loss or damage to property caused by any of the perils that (a) would be insured against under the terms of any property insurance required to be carried under this Lease (or other similar industry equivalent), or (b) is insured against under the terms of any property insurance actually carried, notwithstanding that any such damage or destruction may be due to the negligence of either party (including but not limited to the negligence of such Party’s agents, officers, employees or contractors), or persons claiming under or through them. Landlord and Tenant agree and acknowledge that the waiver herein contained shall expressly extend to and include any uninsured loss paid by the insured in the form of a deductible or self-funded retention cost. All insurance policies required to be carried by either party pursuant to this Lease shall, to the extent permitted by Legal Requirements, expressly waive any right on the part of the insurer against the other party. The parties agree that their policies will include such waiver clause or endorsement.

ARTICLE 23

CONDEMNATION

23.1 If the Premises shall be acquired or condemned by eminent domain proceeding, or by giving of a deed in lieu of thereof, then and in that event, the Term shall cease and terminate from the date of title-vesting pursuant to such proceeding or agreement. If only a portion of the Premises shall be so acquired or condemned, this Lease shall cease and terminate at Landlord’s option, and if such option is not exercised by Landlord, an equitable adjustment of the Base Rent and Additional Rent payable by Tenant for the remaining portion of the Premises shall be made. If 25% or more of the Premises shall be acquired or condemned, the Tenant shall also have the option to terminate this Lease. In the event of a termination under this Article other than for the adjustment of the Base Rent and Additional Rent as hereinbefore mentioned, Tenant shall have no claim whatsoever against Landlord including (without limitation) any claim for the value of any unexpired Term; nor shall Tenant be entitled to claim or receive any portion of any amount that may be awarded as damages or paid as a result of such proceedings or as the result of any agreement made by the condemning authority with Landlord. Tenant shall assert no claim, including (without limitation) any claim for the value of any unexpired Term, against the condemning authority that may in any way impair or diminish Landlord’s claims against such condemning authority.

ARTICLE 24

CHANGES SURROUNDING BUILDING

24.1 This Lease shall not be affected or impaired by any change, alteration or addition in, to or of the Building or any sidewalk, alley, street, landscape or structure adjacent to or around the Building or Property, except as provided in Article 23 or to the extent such change, alteration, or addition has a material adverse effect on Tenant’s access to or use of the Premises for the Permitted Use.

24.2 Any changes in the arrangement, appearance or location of any public portion of the Property or the Building not contained in the Premises or any part thereof, including but not limited to the driveways, sidewalks, parking areas, public hallways and the entrance ways into the individual rental premises, including the Premises, shall not constitute an eviction or disturbance of Tenant’s use or possession of the Premises provided such change does not unreasonably interfere with Tenant’s use of or ingress to and from the Premises and Landlord shall be free to make such changes or alterations without liability to Tenant.

24.3 Landlord may designate a name and address for the Building and may change same from time to time as Landlord sees fit or as may be required by Legal Requirements.

ARTICLE 25

NOTICES

25.1 Except as may be otherwise expressly provided in this Lease, notices by either party to the other shall be in writing and shall be sent by registered or certified mail, by overnight mail by a reputable overnight delivery service or by hand delivery, addressed to Landlord or Tenant at their respective addresses hereinabove set forth in the FUNDAMENTAL LEASE PROVISIONS or to such other address as either party shall hereafter designate by notice as aforesaid. All notices properly addressed shall be given or rendered, and effective for purposes of this Lease, as of the date actually delivered to the other party at such address(es) (whether or not the same is then received by the other party due to a change of address of which no notice was given, or any rejection or refusal to accept delivery).

ARTICLE 26

NO WAIVER

26.1 No delay or forbearance by Landlord, no act or undertaking by Landlord and/or no waiver by Landlord of any breach by Tenant of any of the terms, covenants, agreements, or conditions of this Lease shall be deemed to constitute a waiver of any current (unless Landlord so agrees in writing) or succeeding breach thereof, or a waiver of any breach of any of the terms, covenants, agreements and conditions herein contained. The failure of Landlord to enforce term of this Lease, including the Rules and Regulations, shall not be deemed a waiver of Landlord’s right to enforce such term.

26.2 No employee of Landlord or of Landlord’s agents shall have any authority to accept the keys of the Premises prior to the Expiration Date and the delivery of keys to any employee of Landlord or Landlord’s agents shall not operate as an acceptance of a termination of this Lease or an acceptance of a surrender of the Premises.

26.3 The receipt by Landlord of the Base Rent and Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Base Rent or a lesser amount of the Additional Rent then due shall be deemed to be other than on account of the earliest stipulated amount then due, nor shall any endorsement or statement on any check or any letter or other instrument accompanying any check or payment as Base Rent or Additional Rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Rent or Additional Rent or pursue any other remedy provided in this Lease.

ARTICLE 27

LANDLORD’S RESERVED RIGHTS

27.1 Landlord reserves the following rights: (1) if during or prior to the last one hundred eighty (180) days of the Term Tenant vacates the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy and, (2) to masterkey all locks to the Premises.

27.2 Landlord may enter upon the Premises and may exercise either of the foregoing rights hereby reserved without being deemed to have caused an eviction or disturbance of Tenant’s use and possession of the Premises and without being liable in any manner to Tenant.

ARTICLE 28

LANDLORD’S LIABILITY

28.1 Landlord, as well and Landlord’s owners, servants, employees, agents or licensees, shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, snow, or leaks from any part of the Building or from the pipes, appliances, plumbing, or the roof, street, subsurface, or from any other place or by dampness, offensive odors or noise, or by any other cause of whatsoever nature, unless caused by or due to the negligence of Landlord or its agents.

28.2 Should Tenant enter the Premises prior to the Commencement of this Lease for the purpose of making any installations, alterations or improvements as may be permitted by Landlord, Landlord shall have no liability or obligation for the care or preservation of Tenant’s property, for personal injury, or otherwise.

28.3 Tenant agrees to take such steps, at its own cost, as it may deem necessary and adequate for the protection of itself, and its agents, servants, employees, invitees, and licensees against personal injury and property damage, by insurance, as a self-insurer or otherwise.

ARTICLE 29

TENANT’S LIABILITY AND INDEMNIFICATION

29.1 Tenant shall indemnify, defend, protect and hold Landlord, Landlord’s agents, and employees, Encumbrance Holders, mortgagees and ground lessors harmless from all claims, losses and expenses (including reasonable attorney’s fees) arising out of or in connection with the following: (1) any occurrence in or about the Premises; (2) any occurrence outside of the Premises resulting from the act or omission of Tenant, its agents, employees, or contractors, (3) from any breach or default in the performance of any obligation of Tenant under this Lease; and (4) any occurrence resulting from the Tenant’s business at the Premises including but not limited to the sale or leasing of a product or substance from the Premises, the consumption of a product or substance sold from the Premises, or work performed on a product in the Premises. Notwithstanding the foregoing, Tenant’s obligations hereunder shall not extend to any claims, losses or expenses to the extent caused by Landlord’s gross negligence or intentional misconduct.

ARTICLE 30

INSURANCE REQUIREMENTS

30.1 Tenant shall obtain, and shall keep in full force and effect during the Term, the insurance coverages set forth on Exhibit D hereto, pursuant to the terms and conditions set forth in Exhibit D. Tenant’s insurance coverages shall be in place prior to Tenant’s entry to the Premises, including any early access periods. All Tenant’s policies of insurance (and renewals of the policies of insurance) are required to comply with the applicable provisions of Exhibit D. Tenant shall provide copies of policies or certificates of insurance evidencing coverage required by this Lease, on or before Tenant takes occupancy and thereafter not less than thirty (30) days prior to the expiration dates of said policy or policies. Tenant’s insurance coverage shall contain contractual liability coverage for Tenant’s indemnification obligations under this Lease to the extent covered under customary commercial contractual liability coverage. The carrying of the insurance required by this Lease shall in no way be interpreted as relieving the Tenant of any responsibility or liability under this Lease. Notwithstanding any other provision of this Lease, the Landlord, its Encumbrance Holders, or agents rights shall not be affected under any insurance policy procured by the Tenant and under which such party is an insured, additional insured or a loss payee.

30.2 Upon failure at any time on the part of Tenant to procure and deliver to Landlord the policy or certificate of insurance, together with evidence of payment, as required pursuant to this Article 30 and Exhibit D, Landlord shall have the right, but not the obligation, to procure such insurance and to pay the premium therefore, and any sums paid for insurance by Landlord shall be and become, and are hereby declared, to be Additional Rent hereunder for the collection of which Landlord shall have all the remedies provided for in this Lease or by Legal Requirements for the collection of rent. Payment by Landlord of such premium or the carrying by Landlord of any such policy shall not be deemed to waive or release the default of Tenant with respect thereto. Tenant’s failure to provide and keep in force the aforementioned insurance shall be regarded as an Event of Default hereunder entitling Landlord to exercise any or all of the remedies as provided in this Lease should an Event of Default occur.

30.3 Notwithstanding anything to the contrary contained in this Lease, Tenant hereby releases Landlord from liability for loss, damage or injury (including business and other consequential losses) caused by (1) steam, electricity, gas, wind, water, rain, flood, ice or snow, or other weather condition; (2) any leak or flow from any part of the Property or any equipment therein; (3) falling or any fixture, plaster, tile or similar material; and (4) from any acts or omissions of co-tenants or other occupants of the Property and from liability for any damage to or loss of Tenant’s property from any cause whatsoever (including business and other consequential losses).

30.4 Insofar as and to the extent that the following provision may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the state in which the Property is located (even though extra premium may result therefrom), Landlord and Tenant mutually agree that Landlord and Tenant shall have no liability to one another, or to any insurer, by way of subrogation or otherwise, on account of any loss or damage to their respective property, the Premises or its contents, or the Property, regardless of whether such loss or damage is caused by the negligence of Landlord or Tenant (as the case may be), arising out of any of the perils or casualties insured against by the property insurance policies carried, or required to be carried, by the parties pursuant to this Lease. The insurance policies obtained by Landlord and Tenant pursuant to this Lease shall permit waivers of subrogation which the insurer may otherwise have against the non-insuring party. In the event the policy or policies do not allow waiver of subrogation prior to loss, either Landlord or Tenant shall, at the request of the other party, deliver to the requesting party a waiver of subrogation endorsement in such form and content as may reasonably be required by the requesting party or its insurer. The failure of any insurance policy to include such waiver clause or endorsement shall not affect the validity of this Lease or this waiver.

ARTICLE 31

CONSTRUCTION LIENS

31.1 Nothing herein contained shall be construed as a consent on the part of the Landlord to subject the estate of the Landlord to liability under the Construction Lien Law of the State of New Jersey, it being expressly understood that the Landlord’s estate shall not be subject to such liability. The Tenant shall have no power or right to any act or make any contract which may create or be the format for any lien, mortgage or other encumbrance upon the estate of the Landlord. Notwithstanding the foregoing, any construction lien filed against the Property for work claimed to have been done for, or materials claimed to have been furnished to Tenant, shall be bonded or discharged by Tenant within five (5) business days after notice of filing, at Tenant’s expense. Tenant shall forever indemnify and hold Landlord harmless from and against any and all claims arising from said liens including all costs, expenses, losses, fines and penalties, including without limitation, reasonable attorneys’ fees related thereto or resulting therefrom. This clause shall survive the Term of this Lease.

ARTICLE 32

RELEASE OF LANDLORD

32.1 The term “Landlord” as used in this Lease means only the owner for the time being of the Property or the lessee of a lease of the Property. In the event of any transfer of title to or lease of the Property, the Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord accruing from and after the date of said transfer hereunder and this Lease shall be deemed and construed as a covenant running with the Land without further agreement between the parties or their successors in interest.

32.2 Landlord, as well as Landlord’s owners, servants, employees, agents or licensees, shall be under no personal or recourse liability with respect to any of the provisions of this Lease, and if Landlord is in breach or default with respect to its obligations or otherwise, Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of Tenant’s remedies. It is expressly understood and agreed that Landlord’s liability under the terms, covenants, conditions, and obligations of this Lease shall in no event exceed the loss of its equity in the Property.

ARTICLE 33

SECURITY DEPOSIT

33.1 The irrevocable stand-by letter of credit (the “Letter of Credit”) furnished upon execution hereof by Tenant at its Security Deposit shall be drawn on a bank within the State of New Jersey and shall be acceptable to Landlord in its reasonable discretion. The Letter of Credit shall be automatically renewable from year to year until such date which shall be not less than six (6) months after the Expiration Date. In the event the Letter of Credit shall, as of any date during the Term, by its terms expire within ninety (90) days thereafter, and such Letter of Credit shall not have been renewed or replaced by a Letter of Credit which complies with the requirements of this Section or with a cash Security Deposit, then, such shall constitute an Event of Default at any time on or after the date which is ninety (90) days before such expiration date.

33.2 In the event of a default of Tenant in respect of any of the terms, covenants or conditions of this Lease, without regard to any provision in this Lease regarding notice to cure, Landlord may use, apply or retain the whole or any part of the Security Deposit or present for payment the Letter of Credit to the extent required for the payment of any Base Rent, Additional Rent, or any other sum as to which Tenant is in default, or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect to any of the terms, covenants, or conditions of this Lease, including but not limited to, any damages or deficiency accrued before or after summary proceedings of other re-entry by Landlord. In the event that Landlord may at any time or from time to time use, apply or retain the whole or any part of the Security Deposit as aforesaid, Tenant shall immediately restore the Security Deposit to the sum thereof prior to any such use, application or retention. In the event that Tenant shall fully and faithfully comply with all of the terms, covenants, and conditions of this Lease, the remaining amount of the Security Deposit shall be returned to Tenant, without interest, after the Expiration Date and after delivery of possession of the entire Premises to Landlord.

33.3 In the event Tenant shall have delivered the Letter of Credit as the Security Deposit, a breach of any of the provisions of Section 33.1 above shall constitute an Event of Default under this Lease. In the event of a default by Tenant under this Lease, Landlord shall have the right to present the Letter of Credit for payment either in multiple draws, if the Letter of Credit shall so provide, or in one single (1) draw for the entire amount thereof.

33.4 In the event of a sale of the Property or a leasing thereof, Landlord shall have the right to transfer the Security Deposit to the vendee or lessee, as the case may be, and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit transferred to the new Landlord; and Tenant agrees to look to the new Landlord solely for the return of the Security Deposit; and it is agreed that the provisions thereof shall apply to every transfer or assignment made of the Security Deposit to a new Landlord. Tenant further covenants that it will not assign or encumber, or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, or attempted encumbrance.

ARTICLE 34

SIGNAGE AND DIRECTORY

34.1 Landlord shall furnish in the lobby of the Building a directory, listing Tenant’s name, which shall be included therein at Landlord’s expense. Tenant shall be responsible for the costs of changes that Tenant request Landlord to make to the directory.

(a) Tenant shall also be permitted one building sign on one side of the exterior of the Building, on the top floor of the Building outside of Tenant’s Premises. Tenant shall be responsible for ensuring the Tenant’s Building signage complies with all Legal Requirements, and shall be responsible, at its sole cost and expense, of obtaining any approvals necessary from Governmental Authorities to install the Building signage. In addition, Tenant shall, at its sole cost and expense, be responsible for the cost of fabrication, installation, maintenance, repair and replacement of the Building signage, throughout the Term. Tenant shall also be responsible for reimbursing Landlord the cost of removal of the Building signage upon expiration of the Term. The type of sign, design, size, method of affixing to the Building, shall all be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 35

TENANT ENVIRONMENTAL OBLIGATIONS

35.1 Tenant shall not direct, suffer or permit any of its agents, contractors, employees, licensees, or invitees to at any time cause or permit any Hazardous Materials to be used, generated or stored on, under or about, or transported to or from, the Premises or the Building (collectively, “Hazardous Materials Activities”) except in strict compliance (at Tenant’s sole expense) with all Environmental Laws and using all necessary and appropriate precautions to prevent any Release or exposure of Hazardous Materials to persons or property. Tenant shall not Release or in any way introduce any Hazardous Materials into the septic, sewage or other waste disposal system serving the Premises or Building. In no event shall Landlord ever be liable to Tenant for any loss, costs, expenses, claims, damage or liability arising out of any Release of Hazardous Materials or Hazardous Materials Activities on the Premises caused by or at the direction of the Tenant. If Tenant’s activities violate any Environmental Laws or cause a Release or exposure to any persons or property in violation of Environmental Laws, Tenant shall cease such activities immediately. Tenant shall immediately notify Landlord both by telephone and in writing of any such Release or exposure of Hazardous Materials or of any condition constituting or posing an imminent or immediate hazard under any Environmental Laws. Landlord and Landlord’s representatives and employees may enter the Premises at any time during the Term with reasonable notice to inspect Tenant’s compliance herewith and may disclose any Release or exposure of Hazardous Materials or any violation of any Legal Requirements to any Governmental Authority with jurisdiction.

35.2 Notwithstanding anything to the contrary contained in this Lease, Tenant agrees to release and to indemnify, defend with experienced and competent counsel, and hold harmless Landlord and Landlord’s Parties from and against any and all liabilities, losses, damages, suits, actions, causes of action, costs, expenses (including without limitation attorneys’ fees and disbursements and court costs), penalties, fines, demands, judgments, claims or liens (including, without limitation, claims or liens arising from or in connection with any actual or asserted failure of Tenant to fully comply with all Environmental Laws), or the presence, handling, use, or Release of any Hazardous Materials at the Premises (whether or not consented to by Landlord, and even though permissible under Environmental Laws), or by reason of any actual or asserted failure of Tenant to keep, observe, or comply with any provision of this Section 35.2, which obligation shall survive the termination of this Lease.

35.3 Landlord shall provide prompt written notice of any third party claim against Tenant. The Tenant shall have the right to assume exclusive control of the defense of such claim or at the option of the Tenant, to settle same. The Landlord agrees to cooperate reasonably with the Tenant in connection with the performance of the Tenant’s obligations under this Section. This Article 35 shall survive the expiration or termination of this Lease.

35.4 Tenant shall not (either with or without negligence) cause or permit the Release of any Hazardous Materials at the Premises. Tenant shall not allow the storage or use of Hazardous Materials in any manner that does not comply with Environmental Laws, except to use in the ordinary course of Tenant’s business, and then only after written notice is provided to Landlord identifying such Hazardous Materials. If any Encumbrance Holder or Governmental Authority requires testing to ascertain whether or not there has been Release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges. In addition, Tenant shall execute affidavits, from time to time at Landlord’s request concerning Tenant’s knowledge and belief regarding the presence and/or Release of Hazardous Materials on the Premises. The within covenants shall survive the expiration or earlier termination of the Lease Term. The Tenant covenants and agrees to notify the Landlord immediately of any claim or notice served upon it with respect to any such claim that the Tenant has Released a Hazardous Material; and the Tenant, in any event, will take immediate steps to halt, remediate or cure any Release of Hazardous Material caused by Tenant at the Premises in accordance with Environmental Laws. The foregoing covenant shall survive the expiration or termination of the within Lease.

35.5 Tenant shall not cause the Premises to be used as an “Industrial Establishment” as defined under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”) and all regulations promulgated pursuant to ISRA. Tenant shall, at Tenant’s own expense, comply with ISRA, Tenant shall, at Tenant’s own expense, provide all information within Tenant’s possession and control requested by Landlord or the New Jersey Department of Environmental Protection (“NJDEP”) for the preparation of submissions, declarations, reports and plans pursuant to the ISRA. If the NJDEP or any successor agency shall determine that a clean-up plan be prepared and that a clean-up be undertaken because of any Releases of Hazardous Materials at the Premises if Tenant or persons acting under Tenant or on behalf of Tenant caused such Release, then Tenant shall, at Tenant’s own expense, prepare and submit the required documents and complete the remediation and obtain a Response Action Outcome (“RAO”) from a Licensed Site Remediation Professional (“LSRP”). Tenant’s obligations and liability under this Paragraph shall survive the Term of this Lease. In the event Tenant fails to comply with ISRA in accordance with this paragraph or with any Environmental Law as of the expiration or earlier termination of the Term of this Lease, and Landlord is unable to rent the Premises as a result thereof, then, the Tenant shall be deemed to be holding over and all provisions of Article 14 shall apply, until such time that Tenant shall demonstrate that it has fully complied with ISRA or Environmental Laws and that Tenant obtained a RAO from a LSRP. Tenant shall be required to inform Landlord if at any time during the Term, Tenant’s use is subject to ISRA compliance and supply Landlord with its NAICS code.

35.6 As a condition precedent to Tenant’s right to sublet the Premises or to assign this Lease, Tenant shall, at Tenant’s own expense, first comply with ISRA and all Environmental Laws, and fulfill all of Tenant’s environmental obligations under this Lease pursuant to Article 35 which also arise upon termination of Tenant’s Lease Term. If this condition shall not be satisfied, the Landlord shall have the right to withhold consent to sublet or assignment.

ARTICLE 36

TENANT RELOCATION

36.1 [RESERVED]

ARTICLE 37

MISCELLANEOUS

37.1 ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties, and any attempt hereafter made to change, modify, discharge, or effect an abandonment of it in whole or in part shall be void and ineffective unless in writing and signed by the party against whom enforcement of the change, modification, discharge, or abandonment is sought.

37.2 JURY TRIAL WAIVER. Landlord and Tenant do hereby waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim, injury or damage, or any emergency or statutory remedy.

37.3 EXCUSABLE DELAY. If by reason any circumstance or condition constituting Excusable Delay, Landlord or Tenant fails to timely perform any obligation on its part to be performed, then such failure will be excused and not constitute a breach of this Lease by the party in question, but only to the extent, and for the time occasioned by the Excusable Delay. Notwithstanding the foregoing, Excusable Delay does not apply to Tenant’s obligation to pay all Rent, including without limitation all Base Rent and Additional Rent, when due. In addition, lack of funds and inability to procure financing will not constitute an Excusable Delay. In the event of any claim of Excusable Delay, and as a condition precedent to Tenant claiming or relying upon such delay, Tenant must give notice to Landlord describing such event within ten (10) days after the occurrence of the event on which the claim is based or Tenant will be conclusively deemed to have waived any claim to an Excusable Delay.

37.4 BROKER. Tenant represents that it has not dealt with any real estate broker in connection with this Lease, other than the Broker. Tenant indemnifies and holds Landlord harmless of and from any and all claims, liabilities, costs, or damages Landlord may incur as a result of a breach of this representation, or as a result of any claim asserted on the basis of allegations that would involve (if true) a breach of this representation. The provisions of this Section 37.4 shall survive the Expiration Date.

37.5 SEPARABILITY. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and all other terms and provisions of this Lease shall be valid and enforced to the fullest extent permitted by applicable Legal Requirements.

37.6 CONFIDENTIALITY. Each Party covenants and agrees not to divulge, reveal or otherwise disclose to any entity or individual any information or documentation stated to be subject to the confidentiality obligations in this Section 37.6 including without limitation the results of any Tenant audit pursuant to Section 7.4, Tenant’s financial information described in Section 37.8, and the material economic terms of the Lease. The material economic terms of this Lease shall include, but are not limited to, information relating to Base Rent and Additional Rent hereunder; provided, however, that Tenant shall be free to disclose such information in the following contexts: (a) in compliance with Landlord’s request; (b) to Tenant’s employees, accountants, auditors, consultants, and/or attorneys with a need to know of such information (who shall be bound by the confidentiality provisions of this Paragraph); (c) on Tenant’s tax returns; or (d) in Tenant’s financial statements. Notwithstanding anything to the contrary herein, each Party’s sole remedy with respect to a breach of this section shall be to seek injunctive relief. The breach of this Section 37.6 shall not serve as a basis for either party to terminate this Lease. Notwithstanding the above, either party may disclose any such confidential information to the extent required or compelled to do so by a governmental authority or pursuant to a lawfully issued subpoena.

37.7 INTERPRETATION.

(a) The parties mutually agree that the headings and captions contained in this Lease are inserted for convenience of reference only, and are not to be deemed part of or to be used in construing this Lease.

(b) The covenants and agreements herein contained shall, subject to the provisions of this Lease, bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns except as otherwise provided herein.

(c) This Lease has been executed and delivered in the State of New Jersey and shall be construed in accordance with the laws of the State of New Jersey.

(d) Tenant shall not record this Lease or a memorandum of Lease.

37.8 FINANCIAL STATEMENTS. In the event Landlord is placing any financing on the Property, or is involved in the purchase and sale of the Property or any interest in the Property, upon teen (10) days prior written notice from Landlord, Tenant agrees to provide Landlord or its mortgagee(s) copies of such financial information as is commercially reasonable in light of the request. Any such financial statement may be shown by Landlord to any existing mortgagee, funding source or any prospective mortgagee, funding source, or purchaser, provided such parties agree to enter into a non-disclosure agreement reasonable acceptable to Landlord and Tenant. Tenant agrees that any financial statement provides by Tenant shall be true and accurate. Landlord acknowledges that Tenant’s financial information is to remain confidential and subject to the confidentiality obligations provided in Section 37.6.

37.9 FORMATION DOCUMENTS. Within ten (10) days after receipt of Landlord’s written request, Tenant agrees to deliver Tenant’s entity formation documents, an authorization to do business in New Jersey (if Tenant is a foreign entity), and a certificate of good standing, if so requested by Landlord.

37.10 AUTHORITY. Tenant hereby represents and warrants to Landlord that the individual who signs this Lease on behalf of Tenant is duly authorized by the Tenant to act on Tenant’s behalf and bind the Tenant to this Lease. Landlord hereby represents and warrants to Tenant that the individual who signs this Lease on behalf of Landlord is duly authorized by the Landlord to act on Landlord’s behalf and bind the Landlord to this Lease.

37.11 ATTORNEY’S FEES. If either party brings a court action or proceeding against the other to enforce the rights or obligations provided in this Lease, the prevailing party shall be entitled to court costs and the reasonable costs of litigation, including, without limitation, attorney’s fees and consultant fees incurred by the prevailing party.

37.12 PATRIOT ACT. Tenant represents and covenants that, as of the date of this Lease, and that throughout the term of this Lease: (i) Tenant is not, and shall not be, an Embargoed Person (hereafter defined); (ii) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; and (iii) no Embargoed Person shall have any interest of any nature whatsoever in Tenant. “Embargoed Person” means a person, entity or government (x) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation, (y) subject to trade restrictions under any Governmental Authorities, and/or (z) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority. If any representation made by Tenant pursuant to this Section 37.12 shall become untrue, Tenant shall within ten (10) days give written notice thereof to Landlord, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

37.13 NEW JERSEY FLOOD RISK NOTICE. This Notice is provided pursuant to N.J.S.A.46:8-50 with respect to the Premises. The Premises is not wholly or partially in the Special Flood Hazard Area (“100-year/1% Annual Chance Flood Plain”) according to FEMA’s current flood insurance rate maps for Premises. All or any part of the Premises is not located within Moderate Risk Flood Hazard Area (“500-year/0.2% Annual Chance Flood Plain”) according to FEMA’s current flood insurance rate maps for the

Premises. It is unknown whether the Premises and/or any portion of the parking areas of the Property experienced any flood damage, water seepage or pooled water due to a natural flood event. Flood risks in New Jersey are growing due to the effects of climate change. Coastal and inland areas may experience significant flooding now and in the near future, including in places that were not previously known to flood. For example, by 2050, it is likely that sea-level rise will meet or exceed 2.1 feet above 2000 levels, placing over 40,000 New Jersey properties at risk of permanent coastal flooding. In addition, precipitation intensity in New Jersey is increasing at levels significantly above historic trends, placing inland properties at greater risk of flash flooding. These and other coastal and inland flood risks are expected to increase within the life of a typical mortgage originated in or after 2020. To learn more about these impacts, including the flood risk to your property, visit flooddisclosure.nj.gov. To learn more about how to prepare for a flood emergency, visit nj.gov/njoem/plan-prepare/floods. Flood insurance may be available to renters through FEMA’s National Flood Insurance Program to cover your personal property and contents in the event of a flood. A standard renter’s insurance policy does not typically cover flood damage. You are encouraged to examine your policy to determine whether you are covered.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Lease effective as of the Effective Date set forth above.

LANDLORD:
LIVINGSTON CIRCLE ASSOCIATES, LIMITED PARTNERSHIP
By: LCA Holdings LLC, its general partner
By: Janfel-JBS Corp., co-managing member

By:	/s/ Peter Schofel

Name:	Peter Schofel

Title:

TENANT:
COREWEAVE, INC.

By:	/s/ Brian Venturo

Name:	Brian Venturo

Title:	Chief Strategy Officer

LEASE RIDER BETWEEN LIVINGSTON CIRCLE ASSOCIATES, LIMITED PARTNERSHIP, AS “LANDLORD” AND COREWEAVE, INC., AS “TENANT”, DATED _________________ FOR THE PREMISES AT 290 W. MT. PLEASANT AVENUE, LIVINGSTON, NEW JERSEY.

ADDITIONAL LEASE PROVISIONS

The following additional lease provisions are hereby incorporated into the Lease as though fully set forth therein. In the event of any conflict or inconsistency between the terms of the Lease, all exhibits thereto and the terms of this Lease Rider, the terms of this Lease Rider shall be controlling. Any reference within the Lease to specific provisions herein is for convenience only, and shall not reduce the force or effect of those provisions herein to which specific reference is not made.

R-1. TENANT’S RENEWAL OPTION(S)

(A) Tenant shall have the option (each, a “Renewal Option” and collectively, “Renewal Options”) to extend the Term for up to two (2) additional periods of five (5) Lease Years each (each, a “Renewal Term”), upon the same terms and conditions provided in this Lease except that the Base Rent payable during the applicable Renewal Term shall be “Fair Market Rent Value” determined as hereinafter provided. Provided the Renewal Option is properly exercised, the Expiration Date of the Term shall be revised to be the last day of the last Lease Year of the applicable Renewal Term. Notwithstanding the foregoing, in lieu of retaining the two (2) Renewal Options provided above, Tenant shall have the option of extending the Term for one Renewal Term of ten (10) Lease Years, subject to the same terms and conditions as the two (2) Renewal Options right. In the event Tenant elects to exercise the ten (10) Lease Year Renewal Term, Tenant shall have no further Renewal Options.

(B) In the event Tenant elects to exercise a Renewal Option, Tenant shall deliver written notice (a “Renewal Notice”) to Landlord of Tenant’s interest in exercising its Renewal Option on or before the date that is twelve (12) months prior to the end of the Initial Term or the then-current Renewal Term, but no sooner than fourteen (14) months prior to the expiration of the Initial Term or the then-current Renewal Term, TIME BEING OF THE ESSENCE. Tenant’s right to exercise a Renewal Option is exclusive to the named Tenant and is conditioned upon Tenant not being in default beyond notice and applicable cure period as of the date of the Renewal Notice. In the event Tenant does not provide the Renewal Notice within the times specified, or is otherwise disqualified from exercising a Renewal Option pursuant to the preceding sentence, Tenant’s right to the applicable Renewal Term shall terminate, and this Lease shall expire as of the end of the Initial Term or the then-current Renewal Term.

(C) For the purposes of calculating the Base Rent for the Renewal Term, Fair Market Rent Value, determined as hereinafter provided. The parties agree that in no event shall the Fair Market Rent Value of the first Lease Year of the Renewal Term be less than the annual Base Rent payable in the last full month of the Initial Term or Renewal Term, as the case may be.

“Fair Market Rent Value” means the amount a landlord under no compulsion to lease the Premises and a tenant under no compulsion to lease the Premises would determine as the Base Rent for the relevant lease term for comparable buildings and properties located in Northern New Jersey, taking into consideration the following, if applicable (i) the uses permitted under this Lease; (ii) the quality, size, design, and location of the Premises within the Property; (iii) the base rent then being charged for comparable spaces within the Property; (iv) the extent of leasehold improvements in place for the Premises; (v) the extent of services to be provided by Landlord; and (vi) the distinction between “gross” and “net” lease, base year or other amounts allowed for escalation purposes (the foregoing being collectively referred to as “Valuation Factors”).

(1) Landlord and Tenant will within fifteen (15) days after Tenant’s giving its Renewal Notice, confer and endeavor to come to agreement on the Fair Market Rent Value for Base Rent the first (1st) Lease Year of the applicable Renewal Term. If Landlord and Tenant do not agree on the Fair Market Rent Value within such fifteen (15) day period, the parties shall follow the procedure set forth below to establish the Fair Market Rent Value:

(a) Within ten (10) days after the expiration of the fifteen (15) day period, Landlord and Tenant will each appoint, at such party’s sole cost and expense, a licensed commercial real estate broker, with at least five (5) years’ of recent full-time commercial brokerage experience for assets similar to the Property, in the area in which the Property is located, to appraise the then Fair Market Rent Value. If either Landlord or Tenant fails to appoint a broker within such ten (10) day period, the single broker appointed will be the sole broker and will set the Fair Market Rent Value. If two (2) brokers are appointed pursuant to this paragraph, they will meet promptly and attempt to set the Fair Market Rent Value. If neither party appoints a broker within the aforesaid time period, upon notice to the other, either Landlord or Tenant may declare Tenant’s exercise of the applicable Renewal Option to be rescinded, null and void, in which case the Term will expire on the scheduled Expiration Date without any renewal.

(b) If the brokers fail to agree within fifteen (15) days after the second broker has been appointed, the brokers will elect a third broker meeting the qualifications stated in Paragraph R-1(C)(1)(a). Landlord and Tenant shall each bear one-half (1/2) of the cost of the third broker. Within fifteen (15) days after the selection of the third broker, the third broker shall select which of the original two broker determinations of Fair Market Rent Value reflects the Fair Market Rent Value of the Premises in such third broker’s reasonable determination, and the Fair Market Rent Value determination selected by the third broker shall be utilized to calculate the Base Rent under the Lease for the first Lease Year of the Renewal Term. Such calculation shall be binding on the parties.

(c) In rendering any decision in accordance with this Paragraph R-1(C), the brokers shall not modify the provisions of this Lease and shall take into consideration all applicable Valuation Factors. The broker determinations shall assume the Premises is free and clear of all leases and tenancies, available for immediate occupancy and possession as of the first day of the Renewal Term and requires no additional work by landlord or tenant.

(D) After the establishment of the Fair Market Rent Value pursuant to the foregoing, Landlord and Tenant will set forth, via an amendment or other written document, the Base Rent for the first (1st) Lease Year of the applicable Renewal Term. The Base Rent for each successive Lease Year of the applicable Renewal Term shall be determined by increasing the Base Rent for each successive Lease Year of the applicable Renewal Term by 2% annually. The parties agree to cooperate in documenting the Base Rent for the applicable Renewal Term within thirty (30) days after determination of the Base Rent, but failure of the parties to document in writing the Renewal Term Base Rent shall not affect the Base Rent due or the extension of the Term pursuant to the Renewal Option.]

R-2 TENANT’S EARLY TERMINATION RIGHT

(A) Provided that no material Event of Default has occurred and is continuing either as of the date Tenant provides its notice of early termination, or as of the Early Termination Date (as hereinafter defined), Tenant shall have a one-time right to terminate this Lease in advance of the Expiration Date set forth in FUNDAMENTAL LEASE PROVISIONS (the “Early Termination Right”), such early termination effective as of the last day of Lease Month 94 (the “Early Termination Date”). In order to exercise its Early Termination Right, Tenant must provide Landlord with written notice at least fifteen (15) months prior to the Early Termination Date, and paying to Landlord concurrently with Tenant’s notice of its exercise of the Early Termination Right, a termination fee equal to the unamortized Transaction Costs (as hereinafter defined) for the unexpired balance of the Initial Term subsequent to the Early Termination Date (the “Early Termination Fee”). “Transaction Costs” means the costs incurred by Landlord in connection with the Lease, and placing the Tenant in occupancy of the Premises, which include, without limitation, the unamortized portion of (i) the Tenant Allowance; (ii) the Rent Concession; (iii) Landlord’s third-party legal and professional fees; (iv) the costs of Landlord’s Work; and (v) brokerage commissions. The unamortized Transaction Costs shall be calculated assuming the straight-line amortization of Transaction Costs over the Initial Term, together with interest thereon at eight percent (8%) per annum.

(B) In the event Tenant elects to terminate this Lease, all Rent payable under this Lease shall be paid through, and apportioned as of, the Early Termination Date, and neither Landlord nor Tenant shall have any rights, liabilities or obligations accruing under this Lease after the Early Termination Date, except for such rights and liabilities which, by the terms of this Lease, are to survive the expiration or earlier termination of this Lease. Time is of the essence with respect to Tenant’s Early Termination Right and this Early Termination Right is personal to the originally-named Tenant in this Lease. The Early Termination Right shall be deemed null and void in the event Tenant exercises any Renewal Option, or otherwise extends the Term of the Lease beyond the Initial Term.

R-3 RIGHT OF FIRST OFFER AND RIGHT OF FIRST REFUSAL

(A) Right of First Offer. Provided that no Event of Default has occurred, during the Term, Tenant is granted an ongoing right of first offer (the “Right of First Offer”) to lease any vacant space which consists of more than 5,000 square feet on the third floor of Building #1, as identified in Exhibit A-3 (the “Offer Premises”) subject to the following terms and conditions:

(i) If and when all or any portion of the Offer Premises becomes available and Landlord is prepared to lease all or any portion of the Offer Premises, the Landlord shall give notice to the Tenant (the “Availability Notice”). Any such Availability Notice shall set forth the portion of the Offer Premises being offered for lease (the “ROFO Space”), the terms for which the ROFO Space may be leased (subject to subsections (a) through (c) below, as applicable), and the approximate date on which the ROFO Space is expected to be available for delivery to Tenant (the “Date of Availability”). Any other reasonable terms and conditions which Landlord shall require in connection with the ROFO Space shall be set forth in the Availability Notice.

(a) In the event the date Tenant is to take possession and commence paying Rent on the ROFO Space is during Lease Year 1 or Lease Year 2, the ROFO Space shall be leased to Tenant on the same material terms and conditions as the Premises for the period commencing on the date possession of the ROFO Space is delivered to Tenant, including (i) the Base Rent for the ROFO Space shall be at the same “per square foot” rate as the Premises; (ii) the Base Year for the ROFO Space shall be as provided in FUNDAMENTAL LEASE PROVISIONS; (iii) the Tenant Allowance (per rentable square foot) shall be allocated for alterations to the ROFO Space on a per square foot basis; and (iv) the Expiration Date for the Premises shall also apply to the ROFO Space. Any additional provisions particular to the ROFO Space shall be as set forth in the Availability Notice.

(b) In the event the Date of Availability is after the expiration of Lease Year 2, the terms and conditions for the lease of the ROFO Space shall be as set forth in the Availability Notice, provided that, (i) the Base Year for the ROFO Space (only) shall be the calendar year in which the Date of Availability occurs; and (ii) the Expiration Date for the Premises shall also apply to the ROFO Space.

(c) Tenant shall only have the right to exercise the Right of First Offer if the Term shall have at least five (5) years remaining as of the Date of Availability, or if the Date of Availability shall occur during the last five (5) years of the Term of this Lease, Tenant must concurrently exercise any remaining Renewal Option to extend the Term in accordance with Paragraph R-1 of the Lease Rider concurrent with Tenant’s exercise of its Right of First Offer.

(ii) If within ten (10) days after Tenant’s receipt of the Availability Notice, Tenant either: (i) delivers written notice of rejection of the Right of First Offer to Landlord; or (ii) fails to deliver notice to Landlord of its exercise of the Right of First Offer (the “Exercise Notice”), Tenant’s Right of First Offer will conclusively be deemed to be waived with respect to the specific Availability Notice, and Landlord may, for a period of twelve (12) months, freely market the ROFO Space (the “Free Marketing Period”) and enter into a lease or occupancy agreement with a third party. If Landlord does not enter into a lease agreement (or is not otherwise actively negotiating a lease document, in good faith) for the ROFO Space prior to the expiration of the Free Marketing Period, then Tenant’s Right of First Offer shall once again apply for the ROFO Space, and the foregoing process shall repeat, as applicable, throughout the Term. By way of clarification, the Free Marketing Period does not apply to the Right of First Refusal set forth in paragraph (B) below.

(iii) In the event Tenant exercises the Right of First Offer for the ROFO Space, the Parties shall negotiate in good faith an amendment to the Lease setting forth the terms and conditions of Tenant’s lease of the ROFO Space as provided in the Availability Notice, and the ROFO Space shall be deemed a part of the Premises for all purposes and subject to all other terms and conditions of this Lease, including readjustment of Tenant’s Proportionate Share.

(B) Right of First Refusal. In addition to the Right of First Offer, provided that no Event of Default has occurred, during the Term, Tenant is granted an ongoing right of first refusal to lease any vacant space in the Offer Premises (the “Right of First Refusal”) subject to the following terms and conditions:

(i) If Landlord receives an offer from any third party to lease space in the Offer Premises (a “Third-Party Offer”) which Landlord intends to accept, Landlord shall provide written notice of the Third-Party Offer, the size and location of the space the third party would occupy (the “ROFR Space”), and the material economic terms of the Third Party Offer. Within fifteen (15) days after Tenant’s receipt of Landlord’s notice of the Third-Party Offer, Tenant may exercise its Right of First Refusal upon the same economic terms of the Third-Party Offer by providing written notice to Landlord. In the event Tenant exercises the Right of First Refusal, the Parties shall negotiate in good faith an amendment to the Lease setting forth the terms and conditions of Tenant’s lease of the ROFR Space upon the same economic terms of the Third-Party Offer but otherwise subject to all other terms and conditions of the Lease, including the recalculation of the Tenant’s Proportionate Share based on the size of the Premises, as expanded. In the event Tenant exercises its Right of First Refusal, Landlord and Tenant agree to negotiate in good faith the length of the term for the ROFR Space, and, if applicable, the extension of term for the existing Premises, taking into account the size of the ROFR Space and the remaining Term and any Renewal Options available for the Premises.

(C) In addition to Tenant’s rights set forth in this Paragraph R-3, for the first two years after the Effective Date of this Lease, Landlord agrees to discuss logistics and Tenant expansion projections when any new potential tenant is seeking 50,000 square feet or more of space in the Building.

EXHIBIT A

FLOOR PLAN

EXHIBIT A-1

WORK LETTER

THIS WORK LETTER (this “Work Letter”) is attached to and incorporated into that certain Lease dated the    day of March, 2024, by and between LIVINGSTON CIRCLE ASSOCIATES, LIMITED PARTNERSHIP, a New Jersey limited partnership (“Landlord”) and COREWEAVE, INC., a Delaware corporation (“Tenant”) (the “Lease”). Supplementing the provisions of the Lease, but without limiting those provisions, Landlord and Tenant agree as follows with respect to the Initial Alterations to be installed in the Premises.

1. Purpose. This Work Letter establishes responsibilities for the design and construction of the Initial Alterations as well as the allocation of the costs of the Initial Alterations. The terms, conditions, and requirements of the Lease, except where clearly inconsistent or inapplicable to this Work Letter, are incorporated into this Work Letter.

2. Definitions. The following defined terms used in this Work Letter shall have the meanings set forth below. Unless provided to the contrary herein, any other capitalized term that is not defined in this Work Letter shall have the meaning given to that term in the Lease.

(a) “Approved Working Drawings” is defined in Section 3(c) of this Work Letter.

(b) “Building Systems” means the structural portions of the Building, the Common Areas, elevators, the Building’s HVAC, mechanical, electrical, plumbing, and fire and life safety systems and equipment (including, but not limited to, the fire alarm and fire sprinklers).

(c) “Contractor” is defined in Section 4 of this Work Letter.

(d) “Cost of Work” shall mean the actual costs for the Initial Alterations in accordance with the Approved Working Drawings prepared by or on behalf of Landlord, including (i) architectural and engineering fees and expenses (and other soft costs); (ii) contractor and construction/project manager costs and fees; (iii) costs (including taxes) of construction materials, including equipment, fixtures, and any other items required to be purchased to install or complete the Initial Alterations; and (iv) costs of complying with all Legal Requirements, including but not limited to the costs of obtaining Permits, inspections, and approvals.

(e) “Cost Proposal” means a schedule of the estimated Cost of Work for the Initial Alterations.

(f) “Delivery Conditions” means the Premises are free of all tenancies, with the Initial Alterations Substantially Completed, and all Building Systems serving the Premises in good working order and condition and in full compliance with all Legal Requirements which govern the use and occupancy of office buildings with respect to the Premises.

(g) “Floor Plan” is defined in Section 3(a) of this Work Letter.

(h) “Initial Alterations” shall have the meaning set forth in the Lease in Article 1.

(i) “Landlord’s Representative” means Diane Bubnick as the only person authorized to act for Landlord pursuant to this Work Letter. The Landlord’s Representative shall have the authority to bind Landlord in all matters requiring Landlord’s approval authorization, or written notice. Landlord may change the Landlord’s Representative at any time upon not less than ten (10) days’ advance written notice to Tenant.

(j) “Over-Allowance Amount” is defined in Section 10(d) of this Work Letter.

(k) “Permits” is defined in Section 6 of this Work Letter.

(l) “Punch List Work” means those minor corrections of construction or decoration details, and minor mechanical adjustments, that are required to cause any applicable portion of the Initial Alterations as constructed to conform to the Approved Plans in all material respects and that do not materially interfere with Tenant’s use or occupancy of the Building and the Premises.

(m) “Substantial Completion (or “Substantially Completed”) of the Initial Alterations shall be deemed to have occurred on the date that: (i) Landlord has satisfied the Delivery Conditions; (ii) all Initial Alterations has been performed in accordance with the terms of this Work Letter, other than any Punch List Work; and (iii) Landlord has obtained and delivered to a Certificate of Occupancy (or final inspection certificate pending issuance of a Certificate of Occupancy) with respect to the Premises.

(n) “Tenant Allowance” shall be as defined in the FUNDAMENTAL LEASE PROVISIONS of the Lease.

(o) “Tenant’s Architect” shall mean HLW Architecture LLC, 122 Main St., 2nd Floor, Madison, New Jersey 07940, Attn: Melissa Strickland (970) 210-4050; mstrickland@hlw.com.

(p) “Tenant Delay” means a delay caused by any of the following:

(i) Tenant’s failure to timely approve the Working Drawings or any other matter requiring Tenant’s approval;

(ii) Failure of Tenant’s Architect to timely approve an Application for Payment as provided in this Work Letter;

(iii) a breach by Tenant of the terms of this Work Letter or the Lease;

(iv) Tenant’s request for changes in any of the Working Drawings, but only if such a request actually causes a delay to Substantial Completion of the Premises;

(v) Tenant’s requirement for: (A) materials, components, finishes, or improvements which are different from Building Standard; or (B) materials that are not available in a commercially reasonable time given the estimated date of Substantial Completion of the Premises, but only to the extent that such a requirement actually causes a delay to Substantial Completion of the Premises;

(vi) delays due to approved Change Orders (as provided in Section 7 of this Work Letter);

(vii) interference by Tenant or any of Tenant’s employees, agents or contractors, in the performance of any aspect of Initial Alterations, including during the Early Access Period, and such interference continues for more than one (1) day after written notice thereof by Landlord, which notice may be via email to Tenant’s Representative;

(viii) Tenant’s failure to timely pay Over Allowance Costs, or any Change Order Fee, and Landlord notifies Tenant in writing that such failure will result in a Tenant Delay if not paid within five (5) days after receipt of Landlord’s notice;

(ix) Tenant’s failure to obtain any authorization, certificate, clearance, or other approvals required to be obtained by Tenant resulting in delay of the issuance of the Certificate of Occupancy; or

(x) any other acts or omissions of Tenant, or, its agents, or employees that continue more than one (1) day after written notice thereof by Landlord which notice may be via email to Tenant’s Representative.

(q) “Tenant’s Representative” means Stuart Thomas, as the only person authorized to act for Tenant pursuant to this Work Letter. The Tenant’s Representative shall have the authority to bind Tenant in all matters requiring Landlord’s approval authorization, or written notice. Tenant may change the Tenant’s Representative at any time upon not less than ten (10) days’ advance written notice to Tenant.

(r) “Working Drawings” is defined in Section 3(b) of this Work Letter.

3. Plan Approval.

(a) Prior to the execution of the Lease, Landlord and Tenant have approved a Floor Plan for the construction of certain improvements in the Premises, which Floor Plan is attached as Exhibit A to the Lease.

(b) Promptly following the execution of the Lease, Landlord shall cause its architect and engineers to prepare and deliver to Tenant detailed specifications and engineered working drawings for the Initial Alterations shown on the Floor Plan, with such modifications to the Floor Plan as shall be necessary to comply with the requirements of the Building Systems of the Building (the “Working Drawings”).

(c) Tenant shall approve or disapprove the Working Drawings within fifteen (15) days after receipt. Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Floor Plan and only if Tenant delivers to Landlord, within such fifteen (15) day period, specific changes proposed by Tenant which are consistent with the Floor Plan. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings”.

4. Construction Contracts. Landlord shall enter into a construction contract for the performance of the Initial Alterations with Eastman Construction Company Inc. (the “Contractor”), on an open-book basis. The form of construction contract shall be reasonably determined by Landlord and Contractor taking into account the scope of the Initial Alterations and subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, delayed, or conditioned. Contractor shall be permitted to utilize any reputable contractors and trades, including but not limited to Landlord’s preferred trade contractors, which Contractor deems qualified to perform the Initial Alterations, provided the trade contractor’s rates are competitive in the market as evidenced by a competitive bidding process that is open- book to Tenant. Landlord and Contractor agree to review all subcontractor bids with Tenant. Landlord and Contractor shall avoid any and all conflicts of interest in the bidding processes and awarding of any contracts or subcontracts for the work, and shall disclose to Tenant any conflicts that may arise. Any conflicts of interest shall require Tenant’s approval before proceeding with the applicable contract or work, which approval shall not be unreasonably withheld, delayed, or conditioned. Notwithstanding anything to the contrary in the foregoing, in no event shall the use of Eastman Construction Company or any third-party contractor that Landlord or its affiliates prefers to use at the Property or any affiliated properties be deemed to be a contractor with a “conflict of interest” solely by reason of its contacts with Landlord or Landlord’s affiliates. Tenant shall promptly notify Landlord of any objection to a proposed subcontractor, but in no event more than one (1) business day after Tenant’s receipt of Landlord’s written notice (which may be via email to Tenant’s Representative) that Landlord is awaiting Tenant’s approval of a subcontractor.

(a) Notwithstanding the above, Landlord will consider using Tenant’s preferred electrical subcontractor provided the electrical subcontractor meets Landlord’s usual and customary standards for contractors performing the scope of the electrical work required for the Initial Alterations. Landlord and the Contractor shall not subcontract for any such work without Tenant’s prior written approval of the same, which approval may be withheld in Tenant’s sole discretion. Tenant reserves the right to solely select or use its own data/low voltage contractor for purposes of the data cabling aspects of the work.

5. Cost Estimate.

(a) Landlord shall provide Tenant with the Cost Proposal, which shall be provided to Tenant on an open-book basis (i.e., Landlord shall make available to Tenant the economic terms of the construction agreement as well as all bids received by Contractor for the Initial Alterations including, without limitation, the cost of labor and materials, contractor fees and Permit fees, and reasonable documentation supporting Landlord’s estimate of plan preparation costs and all other costs of the Initial Alterations).

(b) Within fifteen (15) days of the receipt of the Cost Proposal, Tenant shall either: (i) approve the Cost Proposal; or (ii) propose modifications to the Working Drawings in order to reduce the cost of the Initial Alterations. Any proposed changes to the Working Drawings (other than changes that make the Working Drawings conform to the Floor Plan) shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed. If Landlord approves the proposed revisions: (A) Landlord shall have the Working Drawings revised in accordance with the approved revisions; and (B) Landlord shall submit a revised Cost Proposal to Tenant. Tenant shall notify Landlord in writing within ten

(10) days whether it desires to proceed with such revisions. If Tenant fails to approve such revisions and revised Cost Proposal within such ten (10) day period, such failure shall be deemed to be a Tenant Delay. Any delays arising from further changes to the Working Drawings requested by Tenant shall be deemed to be Tenant Delay.

(c) Tenant’s final approval of the Cost Proposal and the Approved Working Drawings shall be authorization by Tenant for Landlord to purchase all materials set forth in the Cost Proposal and to promptly commence the construction of the Initial Alterations in accordance with the Approved Working Drawings.

6. Performance of the Landlord’s Work. Landlord shall cause the Contractor to obtain all applicable building permits for construction of the Initial Alterations (collectively, the “Permits”) within a reasonable amount of time after the final Approved Working Drawings and diligently pursue obtaining Permits in order to perform the Initial Alterations. Landlord shall ensure the Initial Alterations are performed in in a good and workmanlike manner and in compliance with the Permits and all applicable Legal Requirements. In the event there are long lead times or unavailability of certain materials, finishes, or installations provided in the Approved Working Drawings, Landlord is authorized to select alternate materials, finishes, or installations provided they are of similar quality to the items being replaced in order to prevent delays in Landlord’s performance of the Initial Alterations, and further provided, that if any substitute materials, finishes, or installations increase the Cost of Work more than a de minimus amount, a Change Order shall be required. Subject to Section 7 of this Work Letter, Force Majeure, and Tenant Delay, Landlord anticipates the Delivery Conditions will be satisfied on or about the Estimated Commencement Date set forth in FUNDAMENTAL LEASE PROVISIONS. Together with the Approved Working Drawings, Landlord shall deliver a project schedule reasonably identifying the milestones and timelines for completion of the Initial Alterations. In the event the actual construction is in material non-compliance with the milestones and timelines for completion of the Initial Alterations, subject to Force Majeure, Tenant Delay, and any applicable Change Orders, Tenant shall have the right to either require replacement of the construction contractor or retain its own contractor to complete the work.

7. Change Requests. No changes requested by Tenant to the Approved Working Drawings or the agreed Cost Proposal may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, delayed, or conditioned. If Tenant requests a change that would directly or indirectly delay the Substantial Completion of the Initial Alterations, Landlord shall not be obligated to make such change unless Tenant agrees in writing that such delay (in the amount reasonably determined by Landlord) is a Tenant Delay. If Tenant requests a change to the Approved Working Drawings that increases the agreed Cost Proposal, Landlord shall not be obligated to make such change unless Tenant agrees in writing to pay any such increase in costs, together with (i) ten percent (10%) of such costs for overhead or the rate provided in the construction contract, whichever is less, (ii) four percent (4%) of all costs for profit or the rate provided in the construction contract, whichever is less, and (iii) general conditions not in excess of five percent (5%) of the total costs or the rate provided in the construction contract, whichever is less (the “Change Order Fee”). Notwithstanding anything to the contrary contained in this Work Letter, in addition to any Change Order Fee which may be due, Landlord reserves the right to charge a one-time fee not to exceed five percent (5%) of the Tenant Allowance for Landlord’s project management services in the event Tenant’s request for changes, in the aggregate, exceed what is usual and customary taking into account the scope of the Initial Alterations and the size of the Premises, or require the Landlord or Landlord’s Representative to expend time in excess of what is usual and customary taking into account the scope of the Initial Alterations and the size of the Premises, regardless of whether Tenant elects to move forward with the changes. Tenant shall pay the project management services fee within thirty (30) days of receipt of Landlord’s invoice. Upon Tenant’s written approval of Change Order Fee and Tenant Delay period (if applicable) the changes to the Approved Working Drawings shall be referred to as a “Change Order”. Tenant shall pay any Change Order Fee due for an approved Change Order within ten (10) days after receipt of Landlord’s invoice for the Change Order Fee. Landlord shall not be required to perform any Change Order until such time as Tenant has paid any applicable Change Order Fee.

If Tenant fails to approve, in writing, the Change Order Fee and/or the Tenant Delay period within seven (7) days after Landlord’s submission, (i) the requested change to the Approved Working Drawings shall be deemed disapproved in all respects by Tenant, (ii) Landlord shall not be authorized to proceed with the proposed changes to the Approved Working Drawings), and (iii) Landlord shall proceed to complete the Initial Alterations in accordance with the Approved Working Drawings without Tenant’s requested change.

Excluding Change Orders issued at Tenant’s request, Landlord shall not submit to the Contractor any change in the scope of the work, schedule, fee, or Cost of Work without the prior written consent of Tenant, which consent shall not be unreasonably withheld, delayed, or conditioned. Further, in the event Contractor requests a change in the scope of the work, schedule, fee, or Cost of Work, Landlord shall not agree to any such change unless Tenant provides its prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. Any such change requested by Landlord or its Contractor shall not be subject to the Change Order Fee or considered a Tenant Delay unless Tenant unreasonably withholds, delays, or conditions its consent.

8. Substantial Completion. Landlord shall notify Tenant in writing of Substantial Completion. Tenant’s Representative and Landlord’s Representative shall at a mutually convenient date and time, but in no event later than three (3) days after such notice, conduct a joint walk-through of the Premises in order to review the Initial Alterations. Based upon said walk-through, Landlord’s Representative and Tenant’s Representative shall prepare a list of Punch List Work and Landlord shall pursue completion of the Punch List Work items with reasonable diligence. In the event additional Punch List Work items were not reasonably discoverable during the joint walk-through, Tenant may provide a supplement to the Punch List Work (which shall be subject to confirmation by Landlord) within fifteen (15) days after the joint walk-through; provided, however, in no event shall the supplemental Punch List Work items include damage caused by Tenant’s work in the Premises.

9. Intentionally Omitted.

10. Cost Allocation.

(a) Landlord shall pay the costs of the Initial Alterations, in an amount up to, but not exceeding, the Tenant Allowance. The Tenant Allowance shall be applied to the cost of the Initial Alterations and paid from the Escrow Account, and disbursed in accordance with the joint instructions signed by both Landlord and Tenant as delivered to the Escrow Agent. Neither party shall unreasonably withhold, delay, or condition its signature on such joint instructions.

(b) In no event shall Landlord be obligated to pay for, nor shall the Tenant Allowance be used to pay for, the costs of any of Tenant’s furniture, computer systems, telephone systems, equipment, or other personal property (whether or not such items may be depicted on the Approved Working Drawings), and the cost of such items shall be paid for by Tenant from Tenant’s own funds.

(c) In the event that the Cost of Work for the Initial Alterations exceeds the Tenant Allowance, the amount of such excess (the “Over-Allowance Amount”) shall be paid by Tenant as follows:

(i) Landlord shall submit, or cause the Contractor to submit, each application for payment issued by the Contractor for (1) completed portions of the work, and/or (2) payments or advances for materials (each, an “Application for Payment”) to Tenant’s Architect with a copy to Tenant’s Representative. Each Application for Payment shall be prepared in accordance with the construction contract and construction documents, shall be itemized and supported by a schedule of values, shall identify all subcontractors, material suppliers, and/or equipment suppliers to be paid for the work covered by the Application for Payment, and include copies of lien waivers (which may be partial lien waivers) from subcontractors and suppliers for work, materials and equipment ordered or supplied, and equipment previously performed or supplied and paid for.

(ii) Upon receipt of an Application for Payment, Tenant’s Architect shall promptly review each Application for Payment and may, in its discretion, inspect those portions of the work covered by such Application for Payment, and will either: (1) issue a certificate for payment (a “Certificate for Payment”) to Tenant and Landlord in the full amount of the Application for Payment; (2) issue to Tenant and Landlord a Certificate for Payment for such amount as Tenant’s Architect determines is properly due, and notify Tenant and Landlord of the reason(s) for withholding certification of the entire Application for Payment (as provided below); or (3) withhold certification of the entire Application for Payment, and notify Tenant and Landlord of the Architect’s reason(s) for withholding certification (as provided below). The Architect may withhold certification of all or the applicable portion of the Application for Payment for one or more of the following reasons:

(A) incomplete Application for Payment or missing information or documentation with respect thereto;

(B) defective work not properly remedied;

(C) failure of the Contractor to make payments properly to subcontractors, material suppliers, or equipment suppliers;

(D) deviations in the work from the Approved Working Drawings (as may be modified by Change Order); or

(E) failure to carry out the work in accordance with the construction contract, contract documents, or this Work Letter.

(iii) Upon receipt of each Certificate for Payment, Tenant shall promptly issue payment directly to the Contractor for the amount as certified by Tenant’s Architect. Neither the Certificate for Payment nor the actual payment by Tenant shall be construed as a waiver of the warranties for the work as provided in Section 11(d) below.

(iv) Tenant shall act promptly and diligently to ensure payments under each Certificate for Payment is made in a timely manner so as to not delay any progress with construction or incur additional costs or expenses.

(d) Tenant shall not be entitled to receive (in cash or as a credit against any rental or otherwise) any portion of the Tenant Allowance not used to pay for the costs of the Initial Alterations as described in the Cost Proposal.

(e) Landlord shall execute a separate agreement to compensate Tenant’s Architect directly in an amount of $0.20/RSF (for a total of $6,171.20) for the test fit plan. In the event Landlord fails to execute a separate agreement, Landlord shall reimburse Tenant directly for such expense.

11. Miscellaneous.

(a) All Initial Alterations to be performed by Landlord (and any installations in the Premises as set forth in the Approved Working Drawings, or otherwise) shall use Building Standard specifications, materials, finishes, and supplies, and shall be new unless otherwise specified in the Approved Working Drawings or agreed by the parties. Landlord, in its reasonable discretion, may substitute items, materials, or finishes with other items, materials, or finishes of comparable kind and quality, provided that Landlord shall not make any substitution for any items, materials, or finishes that are specified by Tenant in the Approved Working Drawings and such substitution does not increase the cost for the Initial Improvements. Landlord may reasonably change mechanical plans and specifications where necessary for the installation or modification of the Building Systems to accommodate the Initial Alterations, provided that any such changes shall not materially reduce the area of the Premises, affect the aesthetics of the Demised Premises in Tenant’s reasonable judgment, or materially and adversely affect Tenant’s use and occupancy of the Demised Premises for the Permitted Use.

(b) Tenant acknowledges that the timely completion of the Initial Alterations is of the utmost importance to Landlord and Tenant. Accordingly, Tenant hereby agrees to fully and diligently cooperate with all reasonable requests by Landlord in connection with or related to the design and construction of the Initial Alterations and the completion of the permitting process and, in connection therewith, Tenant shall respond to Landlord’s requests for information and/or approvals, except as specifically set forth herein to the contrary, within five (5) days following request by Landlord. Landlord and Tenant, and such other parties as may be useful or appropriate, shall meet on a scheduled basis to be determined by Landlord’s Representative and Tenant’s Representative, to discuss progress in connection with the same.

(c) If at any time on or before the Substantial Completion of the Initial Alterations, Tenant is in default under this Work Letter or under the Lease, which default remains uncured after the expiration of applicable notice and cure periods, then: (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to instruct the Contractor to cease the construction of the Initial Alterations (in which case, Tenant shall be responsible for the Tenant Delay caused by such work stoppage); and (ii) all other obligations of Landlord under the terms of this Work Letter shall be suspended until such time as such default is fully and finally cured.

(d) Landlord warrants and guarantees that the Initial Alterations shall be in conformity with the Approved Working Drawings, Legal Requirements, and free from all defects in materials or workmanship (latent or patent). Should any element of Initial Alterations fail in use or operation or should any defect or nonconforming element be discovered within one (1) year from the Commencement Date, Landlord will, at its sole cost and expense, repair or replace the same in conformance with the Approved Working Drawings and this warranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Work Letter effective as of the Effective Date set forth above.

LANDLORD:

LIVINGSTON CIRCLE ASSOCIATES, LIMITED PARTNERSHIP
By: LCA Holdings LLC, its general partner By: Janfel-JBS Corp., co-managing member
By:	/s/ Peter Schofel
Name:	Peter Schofel
Title:

TENANT: COREWEAVE, INC.
By:	/s/ Brian Venturo
Name:	Brian Venturo
Title:

EXHIBIT A-2

GENERAL REQUIREMENTS FOR

TENANT IMPROVEMENTS AND CONSTRUCTION

(A) Contractor Requirements. Prior to the Commencement Date of the Lease, or the commencement of any other work, improvements or alterations, including Tenant Improvements, performed by Tenant during the Term, Tenant’s contractors (which includes any subcontractors of any tier) performing work shall be subject to complying with the following:

(i) That the Tenant furnish in writing to the Landlord a listing of contractors at least seven (7) days prior to commencement of any work.

(ii) Tenant shall carry and will cause Tenant’s contractors to carry such workers’ compensation, general liability, personal and property damage insurance, including, if reasonable taking into account the nature of the Tenant Improvements, builders risk coverage, as required by applicable Legal Requirements, in such amounts reasonably determined by Landlord, provided, however, the insurance coverage shall comply with the requirements placed on Tenant as set forth in the Lease. Tenant shall provide evidence to Landlord of contractor insurance coverage acceptable to Landlord prior to commencement of any work;

(iii) Tenant’s contractors shall where applicable maintain a license as a contractor with the applicable governmental entity and all other enforcement agencies having jurisdiction;

(iv) Landlord shall approve any contractors which will be performing any work which involves, alters or impacts (a) structural portions of the Premises or Building; (b) areas outside the Premises; or (c) any mechanical, building or utility systems or portions thereof; and

(v) All contractors performing any Tenant Improvements shall be reputable contractors having the necessary skill to perform the work. Landlord reserves the right to reject any contractors with which Landlord has previously had a material dispute.

Access to the Premises for the Tenant’s contractors shall be during normal working hours and Tenant shall receive without charge, water, heat, ventilation or cooling but only to the extent that such services are being supplied to the Landlord at the Premises at the time. Tenant shall pay for hoist and rubbish removal service in connection with its work. The Tenant’s contractors may have access to the Premises beyond normal working hours with the Landlord’s approval and the Tenant shall pay utility overtime charges on an hourly basis as defined in the Lease. The Tenant shall pay Landlord all costs incurred by Landlord for maintaining Landlord’s superintendents and contractors in the Premises as required by codes and/or union jurisdiction for all overtime work being performed by Tenant’s contractors.

(B) Rules Regarding Construction. Landlord reserves the right to introduce and/or modify reasonable rules and regulations related to the manner and method of construction-related activities for the tenants and occupants of the Building, which may include, without limitation, requirements regarding time periods for construction, loading and unloading of materials, construction debris and rubbish, and contractor insurance requirements.

(C) Labor Harmony. If at any time, the Tenant’s contractors cause interference and/or disharmony with the Landlord prior to the commencement of the Lease, the Tenant’s (and its contractors) right to such access and entry shall be withdrawn by the Landlord immediately upon the Tenant being notified of such proposed action. Tenant’s notification shall be by writing or email.

EXHIBIT A-3

OFFER SPACE

EXHIBIT B

COMMENCEMENT DATE AGREEMENT

THIS COMMENCEMENT DATE AGREEMENT, made as of the ____ day of _____________, 20__, between LIVINGSTON CIRCLE ASSOCIATES, LIMITED PARTNERSHIP, having a principal place of business at c/o Eastman Management Corporation, 651 Old Mount Pleasant Ave., Suite 110, Livingston, NJ 07039 hereinafter referred to as “Landlord”; and COREWEAVE, INC., having an office and principal place of business at 290 W. Mt. Pleasant Avenue, Suite 4100, Livingston, New Jersey 07039, hereinafter referred to as “Tenant”

W I T N E S S E T H :

WHEREAS, Landlord is the owner of the building located at 290 W. Mt. Pleasant Avenue, Livingston, New Jersey 07039, New Jersey (the “Building”); and

WHEREAS, by that certain lease dated _______________, 20__ (the “Lease”), Landlord leased a portion of the Building (the “Premises”) to Tenant; and

WHEREAS, Tenant is in possession of the Premises and the Term of the Lease has commenced; and

WHEREAS, Landlord and Tenant agreed to enter into an agreement setting forth certain information with respect to the Premises and the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. The Commencement Date occurred on __________________, 20___.

2. The Term of the Lease shall expire on ____________, 20__, (the “Expiration Date”) unless Tenant exercises its option to extend the Term of the Lease or unless the Lease terminates earlier as provided in the Lease.

3. Subject to the Punchlist executed by the parties, all of Landlord’s Initial Alterations required by the Lease has been completed and accepted by Tenant.

4. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Commencement Date Agreement to be executed the date and year first above written.

Landlord:	Tenant:
LIVINGSTON CIRCLE ASSOCIATES LIMITED PARTNERSHIP	COREWEAVE, INC.

By:	By:
Peter Schofel, Authorized Signatory	Name:
Title:

EXHIBIT C

RULES AND REGULATIONS

1. Tenant shall not obstruct or permit its employees, agents, servants, invitees or licensees to obstruct, in any way, the sidewalks, entry passages, lobbies, corridors, halls, stairways or elevators of the building, or other public areas of the interior of the Building, the parking area or other outside areas of the Property or use the same in any way other than as a means of passage to and from the offices of Tenant; nor shall Tenant permit its employees, agents, servants, invitees, or licensees to bring in, store, test or use any materials in the Building; smoke within the Building, including the Premises; throw substances of any kind out of the windows or doors, or down the passages of the Building, or in the halls or passageways; sit on or place anything upon the window sills; or clean the windows.

2. The cost of repairing any damage to the public portions of the Building or to any Common Areas, caused by a tenant or the servants, agents, employees, licensees, or invitees of a tenant, shall be paid by such tenant.

3. Water closets and urinals shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them. Waste and excessive or unusual use of electricity or water is prohibited.

4. The windows, doors, partitions and lights that reflect or admit light into the halls or other places of the Building shall not be obstructed. NO SIGNS, ADVERTISEMENTS OR NOTICES SHALL BE INSCRIBED, PAINTED, AFFIXED OR DISPLAYED IN, ON, UPON OR BEHIND ANY WINDOWS, except as may be required by Legal Requirements or agreed upon by the parties; and no sign, advertisement or notice shall be inscribed, painted or affixed on any doors, partitions or other part of the inside of the Building, without prior written consent of Landlord. If such consent be given by Landlord, any such sign, advertisement, or notice shall be inscribed, painted or affixed by Landlord, or a company approved by Landlord, but the cost of the same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly, on demand. Landlord shall allow Tenant to place a sign adjacent to Tenant’s entrance, which must be approved in writing by Landlord prior to installation. Minimum requirements for this sign are as follows: Individual letters must be made of brass finish and no larger than 2” in height except that the first letter of each name may be 3” inches in height each applied be double stick tape or caulking silastic adhesive. No signs may be installed with pins or screws. Tenant shall be responsible for the cost of repairing any damage to the wall its sign may cause.

5. No contract of any kind with any supplier of towels, water, ice, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of wastepaper, rubbish or garbage, or other like service shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building, without the prior written consent of Landlord.

6. When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and shall be done only by contractors approved by Landlord. No stringing or cutting of wires will be allowed, except with the prior written consent of Landlord. No Tenant shall lay floor covering so that the same shall be in direct contact with the floor of the Premises. If floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other material, the use of cement or other similar adhesive material being expressly prohibited.

7. Tenant shall not place anything on any floor of the Premises which will create a load in excess of the load per square foot which such floor was designed to carry. Landlord shall have the right to prescribe the weight, size, and position of all safes and other bulky or heavy equipment and all freight brought into the Building by any Tenant; and the time of moving the same in and out of the Building. Tenant shall not move any heavy equipment or bulky matter, including, but not limited to file cabinets, safes, large office equipment or furniture, into or out of the Building without first obtaining Landlord’s consent, and all such moving shall be done under the supervision of Landlord, and in compliance with all Legal Requirements. All such movements shall be made during hours designated by Landlord which will least interfere with the normal operation of the Building. Landlord will not be responsible for loss of or damage to any such equipment or freight from any cause; but all damage done to the Building by moving or maintaining any such equipment or freight shall be repaired at the expense of Tenant. All safes shall stand on a base of such size as shall be designated by Landlord. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

8. No machinery of any kind or articles of unusual weight or size (including rolling filing systems or safes) will be allowed in the Building without the prior written consent of Landlord. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, excessive weight loads, noise and annoyance to other Tenants.

9. No additional lock or locks shall be placed by Tenant on any door in the Building, without the prior written consent of Landlord. Two keys will initially be furnished to Tenant by Landlord; two additional keys will be supplied to Tenant by Landlord, upon request, without charge; any additional keys requested by Tenant shall be paid for by Tenant. Tenant, its agents and employees, shall not have any duplicate key made and shall not change any lock. All keys to doors and washrooms shall be returned to Landlord on or before the Expiration Date, and, in the event of a loss of any keys furnished, Tenant shall pay Landlord the cost thereof.

10. Tenant shall not employ any person or persons for the purpose of cleaning the Premises, without the prior written consent of Landlord. Landlord shall not be responsible to Tenant for any loss of property from the Premises however occurring, or for any damage done to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause.

11. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises, except for animals assisting disabled people as may be required by applicable Legal Requirements.

12. The requirements of Tenant will be attended to only upon application at the office of Landlord. Employees of Landlord shall not perform any work for Tenant or do anything outside of their regular duties, unless under special instructions from Landlord.

13. The Premises shall not be used for lodging or sleeping purposes, and cooking, as well as the sale of food or beverages therein is prohibited, except for the use of Tenant’s kitchenette (as applicable) and any microwaves, toasters and coffee pots located therein.

14. Tenant shall not conduct or permit any other person to conduct, any auction upon the Premises; manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; make any unusual noises in the Building; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded or wired music in such a loud manner as to disturb or annoy other tenants; or permit any unusual or offensive odors including, but in no way limited to odors associated with electrostatic painting of any metal office equipment or furniture, to be produced upon the Premises.

15. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord. Such curtains, blinds, and shades must be of a quality, type, design, and color, and attached in a manner approved by Landlord.

16. Any area of the Premises visible from any public area of the Building or Property shall be kept neat and orderly at all times. The color and quality of all wall and floor coverings and furnishings in such areas visible from public areas shall be of a quality, type, design, and color, and attached in a manner approved by Landlord.

17. Canvassing, soliciting and peddling in the Building is prohibited, and Tenant shall cooperate to prevent the same.

18. There shall not be used in the Premises or in the Building either by Tenant or by others in the delivery or receipt of merchandise, supplies or equipment, any hand trucks except those equipped with rubber tires and side guards. No hand trucks will be allowed in passenger elevators.

19. Each Tenant, before closing and leaving the Premises, shall ensure that all windows are closed and all entrance doors locked. Entrance doors shall not be left open at any time. All window blinds in each tenant’s premises shall be lowered when reasonably required because of the position of the sun, during the operation of the Building air conditioning system.

20. Landlord shall have the right to prohibit any advertising by Tenant which in Landlord’s opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

21. Tenant shall be required to break down any large boxes; corrugated, crates or otherwise for Landlord’s cleaning service to remove same from the Building, or Tenant shall be responsible to remove same. Tenant shall not place any garbage outside its Premises in the Building hallways or common areas at any time. Tenant shall strictly comply with any recycling program which Landlord may have in place from time to time.

22. Tenant shall supply its own fire extinguishers throughout the Premises.

23. Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purposes in operating the Building; (a) the exclusive right to the use of the name of the Building for all purposes, except that Tenant may use the name as its business address and for no other purpose; (b) the right to change the name or address of the Building, without incurring any liability to Tenant for so doing; (c) the right to install and maintain a sign or signs on the exterior of the Building; (d) the exclusive right to use or dispose of the use of the roof of the Building; (e) the right to limit the space on the directory of the Building to be allotted to Tenant; (f) the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

24. Tenant shall have the non-exclusive right to use in common with Landlord and other Tenants of the Building and their employees and invitees the parking area provided by Landlord for the parking of passenger automobiles, other than parking spaces specifically allocated to others by Landlord. Landlord may issue parking permits, install a gate system, require the registration of all vehicles and impose any other system as Landlord deems necessary for the use and regulation of the parking area. Tenant agrees that it and its employees and invitees shall not park their automobiles in parking spaces allocated to others by Landlord and shall comply with such rules and regulations for use of the parking area as Landlord may from time to time prescribe. Tenant further agrees that it shall not burden the parking available for the Building and agrees that it shall not use more than four (4) parking spaces per 1,000 square feet of the useable area of the Premises, as defined in the Agreement of Lease. Landlord shall not be responsible for any damage to or theft of any vehicle in the parking area and shall not be required to keep parking spaces clear of unauthorized vehicles or to otherwise supervise the use of the parking area. Landlord reserves the right to change any existing or future parking area, roads or driveways and may make any repairs or alterations it deems necessary to the parking area, roads and driveways and to temporarily revoke or modify the parking rights granted to Tenant hereunder. To the extent Landlord agrees to reserve any parking spaces for Tenant’s exclusive use, Landlord shall have the right to remove same if Landlord also removes all reserved parking spaces for all other tenants of the Building (except for reserved parking spots for tenants with special medical needs).

25. In the event Tenant installs any type of security system within the Premises, Landlord must be notified. Tenant shall provide Landlord with the appropriate access code to disarm/arm the system in order to gain access to the premises in the event of an emergency.

26. Tenant shall provide the Landlord with the names and telephone numbers of at least two (2) individuals who can be contacted after normal working hours in the event of an emergency.

EXHIBIT D

TENANT INSURANCE REQUIREMENTS

Tenant shall provide at its sole cost and expense the insurance coverage set forth in this Exhibit D. Tenant must comply with the terms and provisions of this Exhibit D, as hereinafter provided.

I.	CERTIFICATE HOLDER:

Each certificate must show the “Certificate Holder” as follows:

LIVINGSTON CIRCLE ASSOCIATES, LIMITED PARTNERSHIP

c/o Eastman Management Corporation

651 Old Mount Pleasant Avenue, Suite 110

Livingston, NJ 07039

II.	TYPES OF INSURANCE REQUIRED AND LIMITS OF LIABILITY FOR TENANT:

MINIMUM LIMITS
A. Worker’s Compensation and Employers Liability. Any deductibles or self-insured retentions must be approved by Landlord.	Workers Compensation – Statutory Limits in accordance with the law of the state in which the Property is located; Employers Liability, with limits no less than $1,000,000 each accident; $1,000,000 disease policy; and $1,000,000 disease, per employee

B. Commercial General, Liability Insurance, providing coverage for bodily injury, personal injury, or property damage arising out of or in connection with the use or occupancy of the Premises or by the condition of the Premises utilizing ISO form CG 0001 or its equivalent.	$1,000,000 per occurrence (per location); $2,000,000 aggregate (per location);

C. Tenant’s Property Insurance (Coverage for Tenant’s personal property and all Tenant Improvements). Tenant shall also carry Business Interruption Insurance in conjunction with its Property Insurance.	Full replacement cost with a waiver of subrogation in favor of Landlord. The Business Interruption coverage shall be in such amounts as will reimburse Tenant for direct and indirect loss of earnings for a minimum of twelve (12) months.

D. Automobile Liability Insurance covering owned, non-owned and hired automobiles used in the performance of the work.	$1,000,000 combined single limit coverage for bodily injury and property damage

E. Following Form Umbrella/Excess Liability Insurance with limits of for all coverages outlined in the Commercial General Liability, Automobile Liability Insurance and Employer’s Liability requirements.	$5,000,000 per occurrence; $5,000,000 in the aggregate

F. Builder’s Risk Insurance. [Required during the course of any Tenant alterations, improvements or construction, but not for the Initial Alterations.]	Tenant shall maintain Builder’s Risk Insurance, (completed value form or All Risk Property Program), covering all physical loss, in an amount satisfactory to Landlord. Tenant may cause such coverage to be maintained by its contractors and subcontractors.

The above listed requirements are minimum requirements and will not limit the liability of Tenant. If policies purchased and maintained by the Tenant contain higher limits or broader coverage, then those limits and coverage terms shall apply in the event of a loss. If Landlord’s insurance company or lender makes reasonable recommendations that insurance policies should be updated as to types or coverages necessary, Tenant must comply with such reasonable recommendations.

III.	PROPERTY INSURANCE REQUIREMENTS FOR TENANT:

Tenant’s Property Insurance shall provide coverage, for the limits of liability set forth herein, as follows:

(a) All Risk Insurance (which insurance shall not exclude flood or earthquake coverage) upon the Premises and property of every kind and description owned by Tenant, or for which Tenant is legally liable, or installed by or on behalf of Tenant, (including without limitation, Landlord’s Work and Initial Alterations) and which is located within the Property, including, without limitation, stock-in-trade, furniture, fittings, installations, alterations, additions, partitions, fixtures and anything in the nature of a leasehold improvement in an amount equal to at least one hundred percent (100%) of the full replacement value thereof, including any increase in value resulting from increased costs. Such insurance shall include an agreed amount endorsement waiving coinsurance limitations and shall not have a deductible or self-insured retention in excess of what is commercially reasonable given the nature of Tenant’s use and Tenant’s financial status. Tenant’s property insurer(s) shall endorse each policy to name Landlord (and Landlord’s Encumbrance Holder if any) as Loss Payee for that portion of coverage which applies to Alterations and improvements to the Premises which remain with the Premises upon expiration or termination of the Lease.

Tenant’s personal property shall be and remain on the Premises at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord from, any and all liability for theft or damage to Tenant’s personal property.

IV.	ADDITIONAL REQUIREMENTS:

A.	Financial Strength of Carriers.

The aforementioned insurance policies must be maintained with insurers: (i) lawfully authorized to do business in the jurisdiction in which the Property is located; and (ii) having a minimum A.M. Best rating of “A-X” throughout the term of this Lease.

B.	Tenant’s Insurance and Financial Responsibility.

Tenant’s insurance shall be primary and non-contributory, and all Tenant’s coverages as required herein must be exhausted before Landlord’s insurance, if applicable, will respond. Tenant shall be responsible for all defense costs and deductibles/self-insurance retentions in the event that the Tenant’s policies do not cover same, as well as all premiums and any coinsurance.

C.	Insured Status, Subrogation and Required Endorsements.

The insurance afforded to the additional insureds shall be at least as broad as that afforded to the first named insured. The insurance policies shall reflect, by endorsement or otherwise, the waivers of subrogation set forth in in the Lease. To the extent allowed by law, the Workers’ Compensation policy shall contain a waiver of subrogation provision for the benefit of Landlord, Landlord’s lenders and agents, their affiliates, and officers, directors, shareholders, members, partners, agents and employees. The Commercial General Liability and Umbrella/Excess Liability policies shall contain a severability of interest clause which requires that the policies operate in all respects as if a separate policy had been issued to each insured.

D.	Cancellation, Interruption or Material Reduction in Coverage.

Tenant shall have its insurance policies endorsed to provide that no termination or modification of policies may occur without at least twenty (20) days prior written notice to Landlord. In the event such an endorsement is not available, Tenant shall provide Landlord with advance written notice of any cancellation, interruption or material reduction in coverage, in all events. Any such notices shall not alter Tenant’s obligations to maintain the insurance required hereunder. In the event Tenant receives notice that a policy is subject to cancellation or amendment, Tenant shall immediately notify Landlord. Tenant shall not permit the required insurance coverages to lapse.

E.	Claims-Made Policy.

For any claims-made policies, the retroactive date in all current and replacement policies must be no later than the effective date of the Lease or the commencement of work, whichever is earlier. Further, any claims-made policies must recognize the reporting of circumstances or incidents that might give rise to future claims as potential claims within that policy period. In addition, any claims-made policy needs to be maintained as set forth above during the term of the Lease or, if not noted above, for at least six (6) years following termination or expiration of this Lease. If a claims-made policy is terminated for any reason and is not replaced with a policy that affords coverage for prior periods, including the term of this Lease, the Contractor, at its sole expense, must purchase an extended reporting provision that allows reporting of claims relating to or arising from this Lease for at least six (6) years from the termination of this Lease.

V.	ADDITIONAL INSUREDS

Tenant shall name Landlord, the parties listed below (and any other indemnities set forth in the Lease) as “additional insureds” (which shall extend to their affiliates and their respective officers, directors, shareholders, members, partners, agents and employees) under each policy (with the exception of Tenant’s Property Insurance), including the successors and/or assigns of the following, as their interests may appear. Upon Landlord’s request, the insured shall provide certified copies of the policies of insurance evidencing the coverages and amounts set forth herein.

•	Livingston Circle Associates, Limited Partnership

•	Eastman Management Corporation

•	Such other parties as Landlord shall designate

EXHIBIT E

BUILDING MAINTENANCE SPECIFICATIONS

GENERAL (Five nights per week, once per night between 6pm -10pm)

All ceramic, tile & other unwaxed flooring to be swept nightly.

All composition tile to be swept. In sweeping, all furniture to be moved when necessary to reach inaccessible areas.

All carpeting, rugs & upholstered to be vacuumed wall to wall once a week, usually on Friday evenings.

All waste receptacles to be emptied and replaced w/ trash can liners daily.

All door louvers & & other ventilating louvers within reach to be dusted as necessary.

All stairways to be swept & dusted nightly. The stairways are thoroughly mopped on Friday evenings.

LAVATORIES (Five nights per week, one per night between 6pm-10pm)

All bathrooms to be swept & washed nightly w/ Phenolic or Quarternary disinfectant. Strip & waxing of bathroom floors occur once per month.

All mirrors, shelves, countertops, etc. in bathrooms to be washed daily & polished once per week.

All basins, bowls & urinals to be scour-washed w/ a Phenolic or Quarternary disinfectants.

All toilet seats to be thoroughly washed & disinfected daily.

All partitions, tile walls, dispensers & receptacles to be dusted daily & washed when necessary.

Landlord to furnish paper towels, toilet tissue, hand soap & sanitary napkins. All dispensers should be checked & replenished daily.

All trash bins to be emptied & replaced w/ new trash can liners daily.

HIGH DUSTING

All wall paintings, pictures, frames or similar wall hangings not reached in daily cleaning will be dusted at least twice per month.

All vertical surfaces such as wall, partitions, doors, bucks & other surfaces not reached in daily cleaning will be dusted at least twice per month.

No dusting will occur on an employee’s personal desk unless requested by the tenant. Once arranged, the tenant will be responsible for clearing everything from their desk before our team begins thoroughly dusting.

All pipes, ventilating & air conditioning lovers, ducts, high moldings & other high areas not reached in daily cleaning to be dusted once per month.

Venetian blinds to be dusted as necessary

LOBBY

Thoroughly sweep the main lobby floors nightly & washed when necessary. All lobby floors are mopped on Friday evenings.

Wipe & vacuum elevator floor nightly

Lobby entrance doors, ground floor windows to be wiped own weekly or as needed.

EXHIBIT F

ESCROW TERMS AND PROVISIONS

In connection with the agreement by Chiesa Shahinian & Giantomasi PC to serve as escrow agent (the “Escrow Agent”) under the lease agreement to which this Exhibit is attached (the “Lease”), the Landlord and the Tenant have agreed to comply with and be bound by the following escrow terms and provisions (the “Escrow Terms”), which are attached to and made a part of the Lease. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Lease.

1. The Escrow Agent shall hold the Escrow Fund in escrow in accordance with the terms of the Lease and these Escrow Terms. The Escrow Fund shall be deposited and held in the Escrow Agent’s attorney trust account in a non-interest bearing account (the “Escrow Account”).

2. The Escrow Agent shall have the power and authority to sell or liquidate any investments within the Escrow Fund whenever the Escrow Agent is required or permitted to release or disburse all or any portion of the Escrow Fund pursuant to the terms of the Lease or these Escrow Terms.

3. The duties of the Escrow Agent are limited to those duties that are specifically and expressly set forth in the Lease and in these Escrow Terms, and are purely ministerial in nature. In no event shall the Escrow Agent be deemed or construed to be bound by or to have agreed to comply with any implied covenants, duties or obligations which are not specifically and expressly set forth in the Lease or herein. Except for the Escrow Agent’s own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction, subject to no further appeal) in the performance of its express duties under the Lease and hereunder, the Escrow Agent shall incur no liability hereunder, thereunder or otherwise, and the Landlord and the Tenant hereby release the Escrow Agent from any and all such liability, including without limitation any liability that may result from, arise out of or in any way relate to any action taken by the Escrow Agent hereunder or thereunder, any failure or refusal by the Escrow Agent to act hereunder or thereunder or any other act or omission of the Escrow Agent.

4. The Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance which is not specifically and expressly set forth in the Lease or in these Escrow Terms, and shall not be bound in any way by any agreement or contract between the Landlord and the Tenant, whether or not it has knowledge thereof, it being understood and agreed that the Escrow Agent’s only duties and responsibilities shall be to hold the Escrow Fund as escrow agent and to dispose of the Escrow Fund in accordance with the terms of the Lease and these Escrow Terms. The Escrow Agent shall not be obligated to take any action hereunder or under the Lease which may, in its sole judgment, involve it in any liability.

5. The Escrow Agent is acting as a stakeholder only with respect to the Escrow Fund. The Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under the Lease or hereunder and believed by it to be authentic. If there is any dispute as to whether the Escrow Agent is obligated to disburse the Escrow Fund or as to whom the Escrow Fund is to be delivered, the Escrow Agent shall have the right to not make any disbursement or delivery, and in such event the Escrow Agent shall hold the Escrow Fund until receipt by the Escrow Agent of either a joint authorization in writing signed by the Landlord and the Tenant, or a final, non-appealable order or judgment of a court of competent jurisdiction, directing the disposition of the Escrow Fund. If such written authorization, order or judgment is not received by the Escrow Agent within thirty (30) days after the date such dispute arises, the Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Escrow Fund with a court of the State of New Jersey pending such determination. Upon making delivery of the Escrow Fund in the manner provided in the Lease and/or hereunder, the Escrow Agent shall have no further liability hereunder or under the Lease. In no event shall the Escrow Agent be under any duty to institute, defend or participate in any proceeding which may arise between or among the Landlord, the Tenant and/or any other persons or entities in connection with the Escrow Fund.

6. The Escrow Agent shall have no responsibility to protect the Escrow Fund, and shall not be responsible for (i) any failure to demand, collect or enforce any obligation with respect to the Escrow Fund, (ii) any diminution in value of the Escrow Fund for any cause, (iii) any loss or impairment of the Escrow Fund resulting from the bankruptcy, failure, insolvency or suspension of the bank or financial institution in which the Escrow Fund is deposited (the “Depository Bank”) or from any legal or regulatory proceedings involving or relating to the Depository Bank or (iv) any other failure or refusal of the Depository Bank to pay the Escrow Fund to the Escrow Agent or to any other applicable party when requested or required to do so.

7. In the event that any court, regulatory authority or other governmental authority having jurisdiction over the Landlord, the Tenant, the Escrow Agent or the Depository Bank shall at any time make, issue or enter any order, writ, judgment, decree or ruling (each, a “Governmental Directive”) which (i) subjects all or any portion of the Escrow Fund to attachment, garnishment or levy, (ii) stays or enjoins any payment, assignment, distribution, disbursement, transfer or delivery of all or any portion of the Escrow Fund or (iii) otherwise affects all or any portion of the Escrow Fund in any way, then, in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with the terms of such Governmental Directive. In no event shall the Escrow Agent have any liability to the Landlord, the Tenant or any other person or entity as a result of or in connection with its compliance with any such Governmental Directive, regardless of whether such Governmental Directive may be subsequently reversed, modified, annulled, set aside or vacated. The Landlord, the Tenant and/or the Escrow Agent shall provide notice to the other parties promptly after such party obtains actual knowledge of the issuance or entry of any Governmental Directive, and shall provide a full copy of same to the other parties within a reasonable period of time after such party’s receipt thereof.

8. The Escrow Agent may, in its sole discretion, consult with attorneys, accountants and other professionals in connection with the Escrow Terms and the Lease, the Escrow Agent’s duties under the Escrow Terms and Lease, Governmental Directives, Indemnified Matters (as defined below), any action or proceeding brought in connection with the foregoing and/or any other matter or dispute pertaining to the Escrow Terms, Lease and/or the Escrow Fund (each an “Escrow Matter” and collectively, the “Escrow Matters”). The Escrow Agent shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of such attorneys, accountants and/or other professionals. The Landlord and the Tenant shall jointly and severally, upon demand, advance to the Escrow Agent, or reimburse the Escrow Agent for, (i) all costs and expenses anticipated or incurred in connection with the Escrow Matters, including but not limited to the fees and disbursements of attorneys, accountants and/or other professionals, and (ii) any and all losses, costs, damages, actions, claims (whether or not valid), liabilities, fees, penalties and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees and disbursements), direct or indirect, fixed or contingent, whether or not known as of the date hereof (collectively, “Losses”) relating to the Escrow Matters, and all costs and expenses anticipated or incurred in connection with Losses.

9. The Landlord and the Tenant shall, and hereby do, jointly and severally indemnify, defend and hold harmless the Escrow Agent and each member, partner, officer, employee, attorney, agent and affiliate of the Escrow Agent (the Escrow Agent and all such other parties are individually referred to herein as an “Indemnified Party” and collectively as the “Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Indemnified Parties and resulting from, arising out of or in any way relating hereto or to the Lease, including without limitation Losses resulting from, arising out of or in any way relating to (i) the enforcement of the Lease or these Escrow Terms, (ii) the performance or failure of performance of any term or provision of the Lease or these Escrow Terms or any transactions contemplated herein or (iii) any dispute arising under the Lease or hereunder (collectively, the “Indemnified Matters”). No Indemnified Party shall be entitled to indemnification hereunder to the extent that any Losses incurred by or asserted against such Indemnified Party result from or arise out of such Indemnified Party’s own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction, subject to no further appeal).

10. The Escrow Agent or any successor Escrow Agent may resign at any time by giving fifteen (15) days’ prior notice of resignation to the parties to the Lease, such resignation to be effective on the date specified in such notice. In case the office of the Escrow Agent shall become vacant for any reason, the Landlord and the Tenant shall in good faith agree upon a law firm, title company, bank or trust company as successor Escrow Agent to the retiring Escrow Agent, whereupon such successor Escrow Agent shall succeed to all rights and obligations of the retiring Escrow Agent as if originally named hereunder, and the retiring Escrow Agent shall duly transfer and deliver the Escrow Fund to such successor Escrow Agent, to the extent then held by the retiring Escrow Agent hereunder. If the parties have not designated a successor Escrow Agent by the effective date of the retiring Escrow Agent’s resignation, all duties and obligations of the retiring Escrow Agent hereunder shall nevertheless cease and terminate as of the effective date of the retiring Escrow Agent’s resignation, and the retiring Escrow Agent’s sole responsibility thereafter shall be, at its option, either (i) to continue to hold the Escrow Fund in escrow and to disburse or deliver same only in accordance with joint written instructions signed by both the Landlord and the Tenant or the final, non-appealable order or judgment of a court of competent jurisdiction directing the disposition of same, or (ii) to bring an appropriate action or proceeding for leave to deposit the Escrow Fund with a court of the State of New Jersey.

11. The Tenant acknowledges that Chiesa Shahinian & Giantomasi PC has represented, currently represents and/or may continue to represent the Landlord in connection with the transactions contemplated by the Lease. Each of the Landlord and the Tenant hereby waives, and agrees not to assert in any action or proceeding, any conflict of interest which exists or may result from the fact that Chiesa Shahinian & Giantomasi PC represents the Landlord at the same time that Chiesa Shahinian & Giantomasi PC is acting as Escrow Agent under the Lease. The Tenant further acknowledges and agrees that, in the event of any dispute concerning the Lease or the transactions contemplated thereby, Chiesa Shahinian & Giantomasi PC shall be free to represent the Landlord in such dispute, whether or not Chiesa Shahinian & Giantomasi PC, as Escrow Agent, continues to hold the Escrow Fund pursuant to the Lease.

12. The provisions of these Escrow Terms shall survive the closing under the Lease, the termination of the Lease for any reason and/or the resignation or removal of the Escrow Agent.

[END OF EXHIBIT]